UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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2019 NOTICE OF ANNUAL MEETING &
PROXY STATEMENT

June 18, 2019

Dear Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Capri Holdings Limited, to be held at 10:00 a.m., local time, on August 1, 2019, at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2019 Annual Meeting of Shareholders and proxy statement.

Fiscal 2019 was a transformational year for Capri Holdings. We expanded our fashion luxury group with the addition of Versace, one of the world’s most storied Italian luxury brands. Jimmy Choo delivered strong results and we continued to execute against Michael Kors’ three strategic growth pillars of product innovation, brand engagement and customer experience. For the year, we were pleased that our luxury group delivered both double digit revenue and adjusted earnings per share growth.

Looking ahead, Fiscal 2020 will be an investment year for our group, and we anticipate our initiatives will deliver strong revenue growth for Capri Holdings. Our three brands position Capri Holdings to accelerate revenue growth from $6 to $8 billion dollars. Our increased growth will be led by Versace and Jimmy Choo, with Michael Kors remaining a strong foundation for Capri Holdings. Long-term, we expect to grow Versace from $900 million to $2 billion dollars in revenue, expand Jimmy Choo from nearly $600 million to $1 billion in revenue, while building Michael Kors from $4.5 billion to $5 billion in revenue. Taken together, we believe our three iconic, founder-led fashion brands position Capri Holdings to deliver multiple years of earnings growth.

Thank you for your continued support. We look forward to seeing you at our 2019 Annual Meeting.

Sincerely,
John D. Idol
Chairman and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
Notice is hereby given that the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Capri Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held at Baker & McKenzie LLP, 100 New Bridge Street, London, United Kingdom 6JA EC4V, on August 1, 2019 at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class II directors for a three-year term and until the election and qualification of their respective successors in office;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2020;

3.	To hold a non-binding advisory vote on executive compensation (“say on pay”);

4.	To hold a non-binding advisory vote on the frequency of the advisory vote on the Company’s executive compensation (“say on frequency”); and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 31, 2019 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares of the Company at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement for the Annual Meeting. On or about June 18, 2019, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement and a copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (the “2019 Annual Report”). The Notice also provides instructions on how to vote online and on how to receive a paper copy of the proxy materials by mail.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on August 1, 2019
The Notice, proxy statement and the 2019 Annual Report are available at www.proxyvote.com.
YOUR VOTE IS IMPORANT
Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal No. 1), the say on pay vote (Proposal No. 3) or the say on frequency vote (Proposal No. 4) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.

If you are a shareholder of record as of the Record Date, you will be admitted to the meeting upon presenting a form of photo identification. If you own ordinary shares beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presenting a form of photo identification and proof of share ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of share ownership for this purpose.
Regardless of whether or not you plan to attend the Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting in person may, if so desired, revoke their prior proxy by voting their ordinary shares at the Annual Meeting.
By order of the Board of Directors,
Hannah Merritt
Corporate Secretary
London, United Kingdom
June 18, 2019

PROXY STATEMENT

2019 Annual Meeting of Shareholders
Thursday, August 1, 2019
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Capri Holdings Limited (the “Company,” “Capri Holdings,” “we,” “our” or “us”) for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 1, 2019, at 10:00 a.m., local time, at Baker & McKenzie LLP, 100 New Bridge Street, London, United Kingdom, 6JA EC4V, and any adjournment or postponement thereof. We expect to first make this proxy statement available, together with a copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (the “2019 Annual Report”), to shareholders on or about June 18, 2019.
Internet Availability of Proxy Materials
We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on May 31, 2019 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.
We intend to mail the Notice on or about June 18, 2019 to all shareholders of record entitled to vote at the Annual Meeting as of the close of business on the Record Date. On that same date, we will also mail a printed copy of this proxy statement, our 2019 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.

Who May Vote

Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 150,939,251 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.

1 | 2019 Proxy Statement

What Constitutes a Quorum

Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
Broker Non-Votes and Abstentions
Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and such broker non-votes are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1), the say on pay vote (Proposal No. 3) or the say on frequency vote (Proposal No. 4) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals No. 1, 3 or 4 and will not affect the outcome of these matters, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.
Vote Required
Proposal No. 1 (Election of Directors): Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender his or her resignation for consideration by the Governance, Nominating and Corporate Social Responsibility Committee. See “Corporate Governance—Director Nomination Process and Elections; Board Diversity.”
Proposal No. 2 (Auditor Ratification): The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending March 28, 2020 (“Fiscal 2020”), requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, if a quorum is present.

2 | 2019 Proxy Statement

Proposal No. 3 (Say on Pay): Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this resolution, if a quorum is present. The vote is non-binding and advisory in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

Proposal No. 4 (Say on Frequency): Our Board of Directors is seeking a non-binding advisory vote from shareholders as to how often they believe the advisory vote to approve executive compensation (say on pay) should be held in the future. The affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this resolution, if a quorum is present, pursuant to our Memorandum. The vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers is not binding on the Board or the Company. Even though this vote is non-binding and advisory in nature, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held. If none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency approved by the shareholders.
Voting Process and Revocation of Proxies
If you are a shareholder of record, you may cast your vote in any of the following ways:

Internet	QR Code	Telephone	Mail	In Person
Go to www.proxyvote.com. You will need the 16-digit control number included in your proxy card or Notice.	Scan the QR code included on your proxy card or Notice. You will need the 16-digit control number.	Call (800) 690-6903 and provide your 16-digit control number.	Mark, date, sign and return the proxy card to the address provided in the proxy materials.	See “Attendance at Annual Meeting.”

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on July 31, 2019. Submitting your proxy by any of these methods will not affect your ability to attend the Annual Meeting in-person and vote at the Annual Meeting.
If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive voting instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.
The Company will retain an independent tabulator to receive and tabulate the proxies.

3 | 2019 Proxy Statement

If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:
“FOR” the election of the two Class II nominees for director (Proposal No. 1);
“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020 (Proposal No. 2);
“FOR” the compensation of our named executive officers (Proposal No. 3); and
“FOR” one year as the frequency with which future advisory votes on executive compensation should be held by the Company (Proposal No. 4).
It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.
A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•	voting by Internet or telephone (only the last vote cast by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. Eastern Time on July 31, 2019;

•
delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by Internet or telephone, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.
You should send any written notice or new proxy card to Capri Holdings Limited, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a shareholder of record you may request a new proxy card by calling the Company at its principal executive office in London at (44) 207 632 8600.

Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the ordinary shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Attendance at the Annual Meeting
Only shareholders or their legal proxy holders are invited to attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification (such as a driver’s license or passport), and if you hold your ordinary shares in street name you must also bring valid proof of ownership of your ordinary shares or a valid legal proxy. If you are a shareholder of record, you will be admitted to the Annual Meeting only if we are able to verify your shareholder status by checking your name against the list of registered shareholders on the Record Date. If you hold your ordinary shares in street name through a bank or brokerage firm, a brokerage statement or a letter from a bank or broker reflecting your ownership as of the Record Date is sufficient proof of ownership to be admitted to the Annual Meeting.

4 | 2019 Proxy Statement

No cameras, recording equipment, electronic devices or large bags, briefcases or packages will be permitted in the Annual Meeting. Attendees may be asked to pass through security prior to entering the Annual Meeting.
The Company encourages members of its Board of Directors to attend the Annual Meeting. Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, may also attend the Annual Meeting along with certain members of management of the Company and outside counsel.
Electronic Delivery of Proxy Materials and Annual Report
The Notice, proxy statement and the 2019 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice of Internet Availability of Proxy Materials, proxy statement and the annual report in the mail, shareholders may elect to view the proxy materials for the annual meeting on the Internet or to receive proxy materials for the annual meeting by e-mail. The Notice will provide you with instructions regarding how to view our proxy materials over the Internet and how to instruct us to send future proxy materials to you by e-mail. Receiving your proxy materials online permits the Company to conserve natural resources and saves the Company the cost of producing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site.
If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in electronic delivery service by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.astfinancial.com. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

Householding
The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2019 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report to your household, you may do so by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.astfinancial.com. If your household has multiple accounts holding our ordinary shares in street name, you may have already received a householding notification from your broker. Please contact your broker directly if you hold your shares in street name and have any questions concerning the householding process or require additional copies of the Notice, the 2019 Annual Report or this proxy statement. The broker will arrange for delivery of a single set of materials (if requested) or a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.

5 | 2019 Proxy Statement

Solicitation of Proxies
We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Composition
Our Board of Directors consists of eight members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by a resolution of the directors. John D. Idol, our Chief Executive Officer, serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board.
Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following his or her election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration. Any additional directorships resulting from an increase in the number of directors or a vacancy will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Judy Gibbons and Jane Thompson are Class II directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Ms. Gibbons and Ms. Thompson for re-election at the Annual Meeting. If elected, each of them will serve as a Class II director until our annual meeting of shareholders in 2022 and until the election and qualification of their respective successors in office.
The following table lists each of our directors, their respective ages and positions and the class in which they serve as of the date of this proxy statement:

Name	Age	Position	Class	Term Expiring
John D. Idol	60	Chairman and Chief Executive Officer	III	2020
M. William Benedetto	78	Lead Director	I	2021
Robin Freestone	60	Director	III	2020
Judy Gibbons	62	Director	II	2019 Nominated for re-election
Ann Korologos	77	Director	III	2020
Stephen F. Reitman	71	Director	I	2021
Jane Thompson	47	Director	II	2019 Nominated for re-election
Jean Tomlin	64	Director	I	2021

6 | 2019 Proxy Statement

Director Nominees
Class II Director Nominees for Election at the 2019 Annual Meeting
Set forth below is a brief biography of each of our Class II directors being nominated for election at the Annual Meeting:
Judy Gibbons

Director since: November 2012
Age: 62
Principal Occupation: Retired technology executive
Board Committees: Audit Committee and Governance, Nominating and Corporate Social Responsibility Committee
Qualifications: Over 25 years of experience as a business leader in technology sector with strong strategic and operational knowledge of digital media, e-commerce and technology
Ms. Gibbons was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media from 2005 until 2010. Prior to joining Accel Partners, Ms. Gibbons was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously, she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as a non-executive director of Hammerson plc, and Chairman of Which? Limited. She previously served as a director of Guardian Media Group plc.
Jane Thompson

Director since: January 2015
Age: 47
Principal Occupation: Co-Founder and Director of The Fusion Labs
Board Committees: Audit Committee and Compensation and Talent Committee
Qualifications: Over 10 years of experience in e-commerce, digital marketing and technology with expertise in customer relationship management (CRM)
Ms. Thompson is currently Co-Founder and Director of The Fusion Labs, a UK-based digital marketing and e-commerce company, which operates a network of niche e-commerce sites. From 2007 to 2009, Ms. Thompson was Managing Director, International at IAC/InterActiveCorp, a leading interactive media and Internet company, and from 2003 to 2007, she held various senior roles at Match.com LLC, including as Senior Vice President and General Manager, North America. She also previously worked as a management consultant at Bain & Company in London. Ms. Thompson is an active investor in digital businesses as well as a director of Listcorp.com and Stitch.net. She holds a MBA from the Wharton School of the University of Pennsylvania.
Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.

7 | 2019 Proxy Statement

Vote Required and Board Recommendation
If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 1 and will not affect the outcome of this matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the election of the two Class II director nominees named above. Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of Judy Gibbons and Jane Thompson to hold office as directors until the 2022 annual meeting of shareholders and until the election and qualification of their respective successors in office.
Continuing Directors
Class III Directors for Election at the 2020 Annual Meeting

John D. Idol
Chairman

Director since: December 2003; Chairman since September 2011
Age: 60
Principal Occupation: Chief Executive Officer of Capri Holdings Limited
Board Committees: None
Qualifications: CEO for over 15 years with intimate knowledge of our business operations and strategy; more than 30 years of experience in the retail industry with extensive knowledge of sales and marketing, product development, operations, finance and strategy; and prior public company board and CEO experience
Mr. Idol has been our Chief Executive Officer since December 2003. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Mr. Idol also served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection from 1994 until 1997.
Robin Freestone

Director since: November 2016
Age: 60
Principal Occupation: Retired Chief Financial Officer
Board Committees: Audit Committee (Chair) and Compensation and Talent Committee
Qualifications: Esteemed FTSE 100 executive with significant experience across a broad array of international businesses, including as chief financial officer

8 | 2019 Proxy Statement

Mr. Freestone was Chief Financial Officer of Pearson Plc, from 2006 through August 2015, having previously served as Deputy Chief Financial Officer since 2004. Prior to that, he held a number of senior financial positions at Amersham plc from 2000 to 2004, Henkel Chemicals UK Ltd from 1995 to 2000 and ICI/Zeneca Agrochemicals Ltd (now Syngenta) from 1985 to 1995. He began his financial and accounting career at Touche Ross (now Deloitte). Mr. Freestone also serves as a non-executive director of Smith and Nephew plc and as Chairman of the Board of moneysupermarket.com.
Ann Korologos

Director since: March 2013
Age: 77
Principal Occupation: Former U.S. Secretary of Labor; Chairman Emeritus of The Aspen Institute
Board Committees: Governance, Nominating and Corporate Social Responsibility Committee (Chair) and Compensation and Talent Committee
Qualifications: Significant knowledge and experience in the areas of international markets, marketing, regulatory and government affairs, policy making and corporate governance; and seasoned public company board member
Ms. Korologos is a former U.S. Secretary of Labor. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and previously served as the Chairman of the Board of Trustees of the RAND Corporation from April 2004 to April 2009. Ms. Korologos has significant public company board experience and currently serves as a director of Host Hotels & Resorts, Inc. She previously served on the boards of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc. and Vulcan Materials Company, among others.
Class I Directors for Election at the 2021 Annual Meeting

M. William Benedetto
Lead Director

Director since: December 2011
Age: 78
Principal Occupation: Co-founder and retired chairman emeritus of The Benedetto Gartland Group
Board Committees: Audit Committee and Compensation and Talent Committee
Qualifications: Strong financial background; significant experience as an executive in the financial services industry; and prior public company board experience (including as audit committee and compensation committee chairman)
Mr. Benedetto is a co-founder and retired chairman emeritus of The Benedetto Gartland Group, a boutique investment bank founded in 1988 that specializes in raising equity capital for private equity firms and providing other investment banking services. From 1983 to 1988, Mr. Benedetto served as executive vice president, director and manager of Dean Witter Reynolds, Inc.’s Investment Banking Division. From 1980 to 1983, Mr. Benedetto served as head of corporate finance for Warburg, Paribas Becker, and previously Mr. Benedetto served as an executive in the financial services industry since 1978. Mr. Benedetto was lead director of Donna Karan International from 1996 to 2001 and chaired its audit and compensation committees. Mr. Benedetto was a member of the board of directors of Georgetown University, as well as the chairman of its board of regents, until June 30, 2010, and was a director of FidelisCare, a non-for-profit healthcare insurance company, until 2018.

9 | 2019 Proxy Statement

Stephen F. Reitman

Director since: December 2011
Age: 71
Principal Occupation: President of Reitmans (Canada) Limited
Board Committees: Audit Committee and Governance, Nominating and Corporate Social Responsibility Committee
Qualifications: Extensive experience as an executive in the retail industry with in-depth industry knowledge and strong retail operations background

Mr. Reitman has been President of Reitmans (Canada) Limited, a specialty ladies’ wear retailer based in Canada, since June 2010, having previously served as Executive Vice President and Chief Operating Officer since 1984. Mr. Reitman also serves as a director of Reitmans (Canada) Limited. In December 2018, Mr. Reitman joined the board of directors of Genfoot Inc., a manufacturer of outdoor footwear for men, women, and children.

Jean Tomlin

Director since: March 2013
Age: 64
Principal Occupation: Retired human resources executive
Board Committees: Compensation and Talent Committee (Chair) and Governance, Nominating and Corporate Social Responsibility Committee
Qualifications: Extensive management experience in human resources and unique insight into human resources matters
Ms. Tomlin served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games from 2006 through the end of March 2013. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of J. Sainsbury plc, the UK’s third-largest food retailer and grocery store operator, and Holdingham Group Limited, a privately owned management consultancy business.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at www.capriholdings.com and in print to any shareholder who requests a copy from our Corporate Secretary. The Corporate Governance Guidelines set forth our corporate governance principles and reflect the governance rules of NYSE listed companies, and address, among other governance matters, Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, CEO compensation and executive succession planning.

10 | 2019 Proxy Statement

Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, executive officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available on our website at www.capriholdings.com and in print to any shareholder who requests a copy from our Corporate Secretary. Our Code of Business Conduct and Ethics reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all of our directors, executive officers and employees are expected to comply. We proactively promote ethical behavior and encourage our directors, executive officers and employees to report violations of the Code of Business Conduct and Ethics, unethical behavior or other concerns either directly to a supervisor, the Human Resources Department or the Legal Department or through an anonymous toll-free telephone hotline.
We also expect all of our employees (including our executive officers) and our directors to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to our General Counsel, Chief Human Resources Officer and Head of Internal Audit, in the case of potential conflicts involving an executive officer or director, or to the employee’s supervisor or a representative of our Human Resources Department, in the case of potential conflicts involving any other employee. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law and the NYSE and will post such amendment or waiver on the Investor Relations page of our website referenced above.
Independence of Board
A majority of our directors and each member of our Audit Committee, Compensation and Talent Committee and Governance, Nominating and Corporate Social Responsibility Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent and which are not. The Governance Committee and our Board of Directors affirmatively determined that M. William Benedetto, Robin Freestone, Judy Gibbons, Ann Korologos, Stephen F. Reitman, Jane Thompson and Jean Tomlin are each independent.
Committees of the Board
Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Talent Committee and a Governance, Nominating and Corporate Social Committee. The following table sets forth the current members of each committee:

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	Audit Committee	Compensation and Talent Committee	Governance, Nominating and Corporate Social Responsibility Committee
M. William Benedetto L
Robin Freestone
Judy Gibbons
Ann Korologos
Stephen F. Reitman
Jane Thompson
Jean Tomlin
_______________________________
Chairperson Member Financial Expert Lead Director L

Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the audit of the Company’s financial statements; (v) the performance of the Company’s internal audit function and the independent auditor; and (vi) such other matters mandated by applicable law or NYSE rules.
In carrying out these responsibilities, the Audit Committee, among other things:

•	Selects, determines compensation of, evaluates and, where appropriate, replaces the independent auditor;

•	Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor;

•	Evaluates annually the performance of the independent auditor and the lead audit partner;

•	Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor;

•	Reviews reports and recommendations of the independent auditor;

•
Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function;

•	Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation;

•	Oversees the Company’s risk assessment and risk management policies, procedures and practices;

•	Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters;

•	Reviews and, if appropriate, approves related person transactions; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Audit Committee Charter is available on our website at www.capriholdings.com.

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The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules, and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that each of Messrs. Benedetto and Freestone is an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.
Compensation and Talent Committee
The Compensation and Talent Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for the Company’s incentive compensation and equity-based plans.
In carrying out these responsibilities, the Compensation and Talent Committee, among other things:

•	Reviews the Company’s compensation strategy to ensure it is appropriate;

•
Reviews and approves the corporate goals and objectives of the Company’s CEO, evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation level, perquisites and other benefits based on this evaluation;

•	Recommends and sets appropriate compensation levels for the Company’s named executive officers;

•	Evaluates the potential risks associated with the Company’s compensation policies and practices;

•
Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation, and is primarily responsible for setting performance targets under annual cash incentive and long-term equity incentive compensation plans, and certifying the achievement level of any such performance targets;

•
Reviews our annual equity share usage rate and aggregate long-term equity incentive grant value on a regular basis to ensure that the dilutive and earnings impact of equity compensation remains appropriate, affordable and competitive;

•	Reviews the Company’s programs relating to diversity and inclusion, leadership and talent development;

•	Reviews the Company’s global HR strategy and strategic priorities;

•	Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation;

•
Reviews executive compensation-related regulatory developments and industry wide compensation practices and general market trends in order to ensure compliance with law and assess the adequacy and competitiveness of the Company’s compensation programs; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Compensation and Talent Committee Charter is available on our website at www.capriholdings.com.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of our Compensation and Talent Committee during Fiscal 2019 has served as one of our executive officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

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None of our executive officers serves as a member of the board of directors or as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation and Talent Committee.
Governance, Nominating and Corporate Social Responsibility Committee
The purpose of the Governance, Nominating and Corporate Social Responsibility Committee (the “Governance Committe”) is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors; (ii) areas of corporate governance; (iii) succession planning for the CEO and other members of senior management; (iv) annual performance evaluations of the Board and the committees of the Board; and (v) the other duties and responsibilities set forth in its charter. The Governance Committee Charter was recently amended to include oversight of the Company’s corporate social responsibility program in order to ensure appropriate supervision of our goal-setting and public reporting process relating to corporate social responsibility and sustainability.

In carrying out these responsibilities, the Governance Committee, among other things:

•	Reviews Board and committee composition and size;

•	Identifies candidates qualified to serve as directors;

•	Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence;

•	Establishes procedures for the Governance Committee to exercise oversight of the evaluation of senior management;

•	Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other key members of senior management;

•	Reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines;

•	Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance;

•	Oversees the Company’s program relating to corporate social responsibility, including environmental, social and other matters of significance relating to sustainability; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Governance Committee Charter is available on on our website at www.capriholdings.com.
Board and Committee Meeting Attendance
Our Board of Directors held four meetings and each of the Audit Committee, the Compensation and Talent Committee and the Governance Committee held four meetings in Fiscal 2019. During Fiscal 2019, each of our directors attended at least 75% of the total number of meetings of our Board of Directors, and each attended at least 75% of the total number of meetings of each committee of our Board of Directors on which such director served. All of our non-employee directors are invited to attend all committee meetings. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. Directors are encouraged (but not required) to attend our annual meeting of shareholders. John D. Idol, M. William Benedetto, Robin Freestone, Judy Gibbons, Jane Thompson and Jean Tomlin attended our annual meeting of shareholders held in 2018.

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Executive Sessions
Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Our Lead Director, M. William Benedetto, presides over executive sessions of the Board of Directors.
Director Nomination Process and Elections; Board Diversity
The Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors. The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board.
The Governance Committee will consider candidates recommended by our executive officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance Committee deems appropriate. The Governance Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.
The Governance Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board must do so in accordance with the procedures set forth in “Proposals of Shareholders for the 2020 Annual Meeting” and in compliance with our Memorandum.
In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the meeting and voted. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results.

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The Governance Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the Governance Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance Committee or the Board regarding whether to accept or reject the director’s resignation.
Board Leadership Structure; Lead Independent Director
John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our initial public offering in December 2011 (the “IPO”). The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management, and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to customers and shareholders.
M. William Benedetto serves as Lead Director in order to provide for strong and independent leadership on the Board. As Lead Director, Mr. Benedetto: (i) presides at meetings of the Board in the absence of, or upon the request of, the Chairman, including executive sessions of the non-management directors; (ii) serves as principal liaison to facilitate communications between the other directors and the Chairman, without inhibiting direct communications between the Chairman and the other directors; (iii) consults with the Chairman in the preparation of the annual Board meeting schedule and in determining the need for special meetings of the Board; (iv) suggests to the Chairman agenda items for meetings of the Board and approves the agenda as well as the substance and timeliness of information sent to the Board; (v) calls meetings of the non-management directors when necessary and appropriate; (vi) leads the evaluation process and provides feedback to the CEO in consultation with the Chair of the Compensation and Talent Committee; (vii) serves as the liaison to shareholders who request direct communications with the Board; (viii) performs such other duties as the Board may from time to time delegate; and (ix) assists in optimizing the effectiveness of the Board and ensures that it operates independently of management.

In addition to the active and independent leadership that the Lead Director brings to the Board, the independent chairs of each of the Board’s standing committees provide leadership for matters under the jurisdiction of their respective committees.
Risk Oversight
Management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks to ensure our risk management policies are consistent with our corporate strategy. The Board regularly reviews the major strategic, operational, financial and legal risks relating to the Company as well as potential options for mitigating these risks. The Company’s independent and internal auditors and other relevant third parties work with senior management (and in connection with their oversight responsibility, the Board and its committees) to ensure that enterprise-wide risk management is incorporated into the Company’s business and strategy.

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The Board has delegated to its committees responsibility for elements of the Company’s risk management program that relate specifically to matters within the scope of each such committee’s duties and responsibilities. The Audit Committee is responsible for the oversight of accounting, auditing and financial-related risks. The Compensation and Talent Committee periodically reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. See “Compensation and Talent Committee Risk Assessment.” The Compensation and Talent Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Governance Committee manages risks associated with the independence of the Board, compliance by the Company with corporate governance policies and rules, succession planning for the CEO and other key members of senior management and in the areas of corporate social responsibility and sustainability. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Company believes that the Board and its committees provide appropriate risk oversight of the Company’s business activities and strategic initiatives.
Communications with the Board and the Audit Committee
Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the Lead Director, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:
Capri Holdings Limited
33 Kingsway
London, United Kingdom
WC2B 6UF
Attn: Corporate Secretary
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

Required Certifications
The Company has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications of its Chief Executive Officer and Chief Financial Officer required under the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for the fiscal year ended March 31, 2018 (“Fiscal 2018”), and such certification was submitted without any qualifications.

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Executive Officers
The following table sets forth information regarding each of our executive officers as of the date of this proxy statement:

Name	Age	Position
John D. Idol(1)	60	Chairman and CEO
Thomas J. Edwards, Jr.	54	Executive Vice President, CFO and COO
Krista A. McDonough	39	Senior Vice President, General Counsel
Pascale Meyran	59	Senior Vice President, Chief Human Resources Officer
Cathy Marie Robinson	51	Senior Vice President, Chief Operations and Transformation Officer
__________________________________________

(1)	Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class III Directors for Election at the 2020 Annual Meeting.”
Thomas J. Edwards, Jr. is the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Capri Holdings and has been with the Company since April 2017. Previously, Mr. Edwards served as Executive Vice President and Chief Financial Officer of Brinker International, Inc. Prior to that, he held numerous positions within finance at Wyndham Worldwide from 2007 to 2015, including having served as Executive Vice President and Chief Financial Officer of the Wyndham Hotel Group from March 2013 to March 2015. Mr. Edwards has also held a number of financial and operational leadership positions in the consumer goods industry, including as Vice President, Consumer Innovation and Marketing Services at Kraft Foods and Vice President, Finance at Nabisco Food Service Company.
Krista A. McDonough is the Senior Vice President, General Counsel of Capri Holdings. She assumed this role in October 2016 and has been with the Company since August 2011 in various legal roles, including, previously, as Deputy General Counsel. Prior to joining Capri Holdings, Ms. McDonough was an attorney in the corporate department of Paul, Weiss, Rifkind, Wharton and Garrison LLP, where she specialized in capital markets and securities law, from 2005 to 2011.
Pascale Meyran is the Senior Vice President, Chief Human Resources Officer of Capri Holdings and has been with the Company since September 2014. Previously, Ms. Meyran was at S.C. Johnson & Son, where she held the position of Senior Vice President of Global Human Resources from 2010 until she joined the Company. Prior to her 20-year tenure at S.C. Johnson & Son, Ms. Meyran worked in a variety of human resources functions at General Electric.

Cathy Marie Robinson is the Senior Vice President, Chief Operations and Transformation Officer of Capri Holdings and has been with the Company since May 2014 (joining as Senior Vice President, Global Operations and then holding the title of Senior Vice President, Corporate Strategy and Chief Operations Officer). Previously from 2012 to 2014, Ms. Robinson was Senior Vice President, Chief Logistics Officer at ToysRUs, and from 2010 to 2012, Ms. Robinson was Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company (A&P). Prior to that, from 2006 to 2010, she was Senior Vice President, Supply Chain at Smart & Final Stores LLC. Ms. Robinson began her career as a United States Army Logistics Officer and also held various logistics and operations positions at Wal-Mart Stores, Inc.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of May 31, 2019 by:

•	each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.
Beneficial ownership is based upon 150,939,251 ordinary shares outstanding as of May 31, 2019, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable as of May 31, 2019 or will become exercisable within 60 days of May 31, 2019 are deemed outstanding for purposes of computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person. All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each executive officer named in the table below is c/o Capri Holdings Limited, 11 West 42nd Street, New York, New York 10036, and the address of each director named in the table below is 33 Kingsway, London, United Kingdom WC2B 6UF.

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
The Vanguard Group(1)	15,175,700	10.1%
BlackRock, Inc.(2)	10,337,971	6.9%
Eminence Capital, LP(3)	9,796,242	6.5%
AQR Capital Management, LLC(4)	9,764,989	6.5%
Named Executive Officers and Directors
John D. Idol(5)	2,917,399	1.9%
Michael Kors(6)	4,858,511	3.2%
Thomas J. Edwards, Jr.(7)	30,389	*
Pascale Meyran(8)	73,162	*
Cathy Marie Robinson(9)	68,367	*
M. William Benedetto(10)	17,789	*
Robin Freestone(10)	3,509	*
Judy Gibbons(10)	18,413	*
Ann Korologos(10)	13,881	*
Stephen F. Reitman(10)	12,095	*
Jane Thompson(10)	8,540	*
Jean Tomlin(10)	9,536	*
All Executive Officers and Directors as a Group (13 persons)	8,048,705	5.3%
 _________________________________
* Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.

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(1)
Based on Amendment No. 6 to the Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 11, 2019. The mailing address for Vanguard is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 129,339 shares or .10% of the ordinary shares outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 74,453 shares or .08% of the ordinary shares outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. Vanguard may be deemed to have sole voting power with respect to 129,339 ordinary shares and shared voting power with respect to 31,653 ordinary shares. Vanguard may be deemed to have sole dispositive power with respect to 14,969,905 ordinary shares and shared dispositive power with respect to 205,795 ordinary shares.

(2)
Based on Amendment No. 5 to the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 6, 2019. The mailing address for BlackRock is 55 East 52nd Street, New York, New York 10022. BlackRock may be deemed to have sole voting power with respect to 9,118,130 ordinary shares and sole dispositive power with respect to 10,337,971 ordinary shares.

(3)
Based on the Schedule 13G filed with the SEC by Eminence Capital, LP and related parties (“Eminence”) on February 19, 2019. The mailing address for Eminence is 399 Park Avenue, 25th Floor, New York, New York 10022. Eminence Capital may be deemed to have shared voting and dispositive power with respect to 9,796,242 ordinary shares, Eminence GP, LLC may be deemed to have shared voting and dispositive power with respect to 6,181,206 ordinary shares, and Ricky C. Sandler (Chief Executive Officer of Eminence Capital and the Managing Member of Eminence GP) may be deemed to have shared voting and dispositive power with respect to 9,796,242 ordinary shares.

(4)
Based on the Schedule 13G filed with the SEC by AQR Capital Management, LLC (“AQR Management”) and AQR Capital Management Holdings, LLC (“AQR Holdings” and, together with AQR Management, “AQR”) on February 14, 2019. The mailing address for AQR is Two Greenwich Plaza, Greenwich, Connecticut 06830. AQR Management is a wholly-owned subsidiary of AQR Holdings, and AQR Management and AQR Holdings may be deemed to have shared voting and dispositive power with respect to 9,764,989 ordinary shares.

(5)
This amount includes the following securities held by Mr. Idol: (i) 435,775 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of May 31, 2019 and (ii) 33,605 unvested restricted share units that will become vested within 60 days of May 31, 2019. This amount also includes 54,600 ordinary shares held by the Idol Family Foundation and 1,599,400 ordinary shares held by certain grantor retained annuity trusts (“GRATs”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRATs. Mr. Idol may be deemed to have shared voting and dispositive power over the ordinary shares held by the Idol Family Foundation and by the GRATs, and therefore, may be deemed to have beneficial ownership over such ordinary shares.

(6)
This amount includes the following securities held directly by Mr. Kors: (i) 307,329 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of May 31, 2019 and (ii) 33,605 unvested restricted share units that will become vested within 60 days of May 31, 2019. This amount also includes 95,000 ordinary shares held by the Kors LePere Foundation and the following securities held by Mr. Kors’ spouse: (x) 182,900 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of May 31, 2019 and (y) 11,146 unvested restricted share units that will become vested within 60 days of May 31, 2019. Mr. Kors may be deemed to have shared voting and dispositive power over the ordinary shares and other equity interests held by the Kors LePere Foundation and by his spouse, and therefore, may be deemed to have beneficial ownership over such ordinary shares and other equity interests.

(7)
This amount includes the following securities held by Mr. Edwards: (i) 3,063 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of May 31, 2019 and (ii) 4,073 unvested restricted restricted share units that will become vested within 60 days of May 31, 2019.

(8)
This amount includes the following securities held by Ms. Meyran: (i) 44,725 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of May 31, 2019 and (ii)12,432 unvested restricted share units that will become vested within 60 days of May 31, 2019.

(9)
This amount includes the following securities held by Ms. Robinson: (i) 28,998 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of May 31, 2019 and (ii) 12,220 unvested restricted share units that will become vested within 60 days of May 31, 2019.

(10)	This amount excludes 2,281 restricted share units that will vest at the annual meeting of shareholders to be held on August 1, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of our ordinary shares with the SEC. To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us during and with respect to Fiscal 2019 and representations from certain reporting persons, we believe that all reportable transactions during such fiscal year were reported on a timely basis.

Securities Trading Policy and Hedging
Our executive officers, directors and certain other employees and related parties are prohibited from trading in Company shares during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end two days after the public release of our quarterly earnings announcement. We also prohibit all of our employees and directors from engaging in buying shares of the Company on margin, short sales, buying or selling puts, calls, options or other derivatives or engaging in hedging transactions in respect of securities of the Company.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Shareholders Agreement
On July 11, 2011, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with certain of our pre-IPO shareholders, including John D. Idol and Michael Kors. The Shareholders Agreement contains certain registration rights described below which have remained operative since our IPO.
If we propose to register any of our shares under the Securities Act either for our own account or for the account of others, we must give prompt notice to each of Messrs. Idol and Kors of our intent to do so and the number and class of shares to be registered, and each such shareholder will have piggyback registration rights and will be entitled to include any part of his registrable securities in such registration, subject to certain exceptions.
In addition, if we are eligible to use a shelf registration statement on Form S-3 or Form F-3 in connection with a secondary public offering of our ordinary shares, then, if Messrs. Idol and Kors, either individually or together as a group, hold at least 4% of the ordinary shares that were outstanding as of the date of the Shareholders Agreement, they will be entitled to unlimited demand registrations, subject to certain limitations including, among others, that such shareholders must propose to sell registrable securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $20,000,000. Following the filing of a shelf registration statement on Form S-3 or F-3, the holders of a majority of the registrable securities included therein may initiate a shelf take-down offering, and we must use our reasonable best efforts to effect an amendment or supplement to such shelf registration statement for such offering.

The registration rights described above are subject to customary limitations and exceptions, including our right to withdraw or defer a registration in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering.
In connection with the potential registrations described above, we have agreed to indemnify Messrs. Idol and Kors against certain liabilities. In addition, we will bear all fees, costs and expenses associated with such registrations, excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for all of the selling shareholders in an offering.
Other Relationships
Lance LePere is the Executive Vice President, Creative Director—Women’s Design of Michael Kors (USA), Inc. Mr. LePere is the spouse of Mr. Michael Kors. In Fiscal 2019, Mr. LePere’s total compensation (including long-term equity compensation) was approximately $1.308 million.

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We entered into Aircraft Time Sharing Agreements with each of John D. Idol and Michael Kors on December 12, 2014 and November 24, 2014, respectively, relating to each such executive’s personal use of the Company-owned aircraft. Pursuant to these Aircraft Time Sharing Agreements, each of Messrs. Idol and Kors are permitted to use the Company aircraft with flight crew for personal purposes at no charge to the executive, except that the executive is required to reimburse the Company for the incremental costs associated with using the Company-owned aircraft for personal purposes. In Fiscal 2019, family members of John D. Idol used the Company aircraft for personal purposes; however, the incremental costs associated with the aircraft paid or payable to the Company by Mr. Idol and his family were de minimis. See “Executive Compensation—Summary Compensation Table—All Other Compensation.” During Fiscal 2019, Michael Kors did not use the Company aircraft for personal purposes, and as a result, no incremental costs associated with the aircraft were paid or payable to the Company by him.

Related Person Transactions Policies and Procedures
We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of, and compliance with, the Related Person Policy.
For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or our Compensation and Talent Committee.
The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed and approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.
The Related Person Policy also provides that our Audit Committee will review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).

22 | 2019 Proxy Statement

AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
During Fiscal 2019, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended March 30, 2019 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Accounting Oversight Board (United States) as well as the firm’s independence. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Ernst & Young LLP dated May 29, 2019, with respect to the consolidated financial statements of the Company as of and for the fiscal year ended March 30, 2019, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019, for filing with the U.S. Securities and Exchange Commission.
AUDIT COMMITTEE

Robin Freestone (Chair)
M. William Benedetto
Judy Gibbons
Stephen F. Reitman
Jane Thompson

23 | 2019 Proxy Statement

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year ending March 28, 2020. EY has served as the Company’s independent registered public accounting firm since fiscal 2014. A resolution will be presented to our shareholders at the Annual Meeting to ratify EY’s appointment.
Independent Auditor Fees
The fees related to services rendered by EY for Fiscal 2018 and Fiscal 2019 were as follows (in thousands):

	Fiscal 2018 ($)	Fiscal 2019 ($)
Audit Fees	3,852	5,574
Audit-Related Fees	441	557
Tax Fees	60	20
All Other Fees	—	—
Audit Fees
Audit fees for Fiscal 2018 and Fiscal 2019 consist of fees related to the integrated audit of the consolidated financial statements of the Company, including quarterly reviews and statutory audits of foreign subsidiaries, accounting consultations and other audit services, including, relating to foreign acquisitions and restructurings. For Fiscal 2018, the fees included expanded audit procedures with respect to Jimmy Choo, including audit procedures associated with purchase accounting and the opening balance sheet of Jimmy Choo. Audit fees for Fiscal 2018 also included services performed in connection with the financing transaction (including comfort letters) as well as efforts related to the implementation of new accounting standards, general consultations and SEC reporting matters. For Fiscal 2019, audit fees included Jimmy Choo’s Sarbanes-Oxley Section 404 and IT implementation and Versace year-end audit and statutory audits, including audit procedures associated with purchase accounting and the opening balance sheet of Versace.
Audit-Related Fees
Audit-related fees for Fiscal 2018 consist of fees related to due diligence in connection with the Jimmy Choo acquisition, and for Fiscal 2019 consist of fees related to due diligence in connection with the Versace acquisition.
Tax Fees
Tax fees for Fiscal 2018 consist of fees related to tax services in connection with transfer pricing matters. Tax fees for Fiscal 2019 consist of fees related to routine tax advisory services, including in connection with the U.S. Tax Cuts and Jobs Act of 2017 (the “Jobs Act”).
All Other Fees
There were no other fees in Fiscal 2018 or Fiscal 2019.

24 | 2019 Proxy Statement

Pre-Approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
All services provided by EY as our independent registered public accounting firm for Fiscal 2018 and Fiscal 2019 were pre-approved by the Audit Committee.
Representatives of EY are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate shareholder questions.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. Ordinary shares that constitute broker non-votes are counted as shares entitled to vote on Proposal No. 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020.

25 | 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains our compensation program as it pertains to our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our three other most highly compensated executive officers (referred to collectively as our “named executive officers” or “NEOs”) in respect of Fiscal 2019. It includes a discussion of our compensation objectives and pay-for-performance philosophy, the material elements of compensation earned by, awarded to or paid to our NEOs in Fiscal 2019, and the processes we used in reaching compensation decisions.
For Fiscal 2019, our named executive officers were:

Name	Position
John D. Idol	Chairman and Chief Executive Officer
Michael Kors(1)	Honorary Chairman and Chief Creative Officer - Michael Kors Brand
Thomas J. Edwards, Jr.	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Pascale Meyran	Senior Vice President, Chief Human Resources Officer
Cathy Marie Robinson	Senior Vice President, Chief Operations and Transformation Officer
_________________________________

(1)	As previously disclosed, Mr. Kors’ service as a director and executive officer of Capri Holdings ceased as of March 29, 2019 (the last business day of Fiscal 2019).

Strategic and Financial Highlights for Fiscal 2019

Fiscal 2019 was a transformational year for our Company.

•	Expanded Global Fashion Luxury Group with Acquisition of Versace —

◦	Completed acquisition of Italian luxury fashion house, Versace on December 31, 2018

◦	Expanded global fashion luxury group with three founder-led brands

◦	Company renamed “Capri Holdings Limited”

◦	Versace delivered double digit revenue and comparable sales growth over the past year on a stand-alone basis

•	Executed on Jimmy Choo Accelerated Growth Plans —

◦	Successfully executed against our growth plans for Jimmy Choo

◦	Jimmy Choo delivered double digit revenue growth in Fiscal 2019 on a stand-alone basis

◦	Comparable store sales for Jimmy Choo increased mid single digits during fiscal year on a stand-alone basis

◦	Operating earnings were above our expectations

◦	Jimmy Choo was accretive to adjusted earnings for Fiscal 2019 (one year before expected)

•	Focused on Michael Kors Runway 2020 —

◦	Continued to execute against Michael Kors’ three strategic pillars of product innovation, brand engagement and customer experience

◦	Michael Kors delivered stable results for the year, with revenue flat and overall operating margin in line with prior year

For Fiscal 2019, we delivered both double digit revenue and adjusted earnings per share growth for our global fashion luxury group:

26 | 2019 Proxy Statement

	Fiscal 2019	Fiscal 2018	% Change
Total Revenue (in millions, except percentage data)	5,238	4,719	11.0
Diluted Earnings Per Share	3.58	3.82	(6.3)
Adjusted Diluted Earnings Per Share(1)	4.97(2)	4.52(3)	10.0
__________________

(1)
We use financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), among other things, to evaluate our operating performance and in order to represent the manner in which we conduct and view our business. We believe that excluding special items helps our management and investors compare operating performance based on our ongoing operations. While non-GAAP measures are useful supplemental measures in analyzing our results, they are not intended to replace, nor act as a substitute for, any amounts presented in our consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is set forth in Annex A of this proxy statement.

(2)
Adjusted to exclude long-lived asset impairments, restructuring and other charges, inventory step-up related to Versace and Jimmy Choo acquisitions, foreign currency effects related to Versace acquisition and ERP implementation costs. Diluted earnings per share for Fiscal 2019 includes the impact of $0.13 dilution from Versace acquisition.

(3)	Adjusted to exclude long-lived asset impairments, restructuring and other charges, inventory step-up related to Jimmy Choo acquisition and derivative contract related to acquisition of Jimmy Choo.

NEO Compensation Highlights for Fiscal 2019

Key decisions on Fiscal 2019 compensation made by the Compensation and Talent Committee were intended to align with our long-term strategic plan and include an appropriate balance of fixed and performance-based pay elements as highlighted below:

•	As previously disclosed, each of John D. Idol’s and Michael Kors’ base salary was increased at the beginning of Fiscal 2019 from $1.0 million to $1.350 million.

•
Mr. Edwards’ base salary was increased to $800,000 to reflect his increased responsibility as a Chief Financial Officer and Chief Operating Officer responsible for finance, operations and information technology across three brands globally.

•
The structure of the annual cash incentive for each of Messrs. Kors and Idol was amended to equal a percentage of such executive’s then-current base salary (rather than EBITDA) (with incentive levels set at 100% threshold – 200% target – 400% maximum), as previously reported.

•
We revised our annual cash incentive program for Mr. Edwards, Ms. Meyran and Ms. Robinson to take into account individual performance (weighted 10%) in order to incentivize these executives to execute on our key strategic priorities that relate to their area of responsibilities.

•	Cash incentives under our annual cash incentive plan were paid to our named executive officers at the maximum level because we outperformed our performance targets.

•	Our named executive officers generally received long-term equity incentive awards consistent with our target grant guidelines based on attainment of specific individual performance goals.

•
Mr. Edwards, Ms. Meyran and Ms. Robinson each received a special one-time long-term equity incentive grant for their respective roles in the successful completion of the Jimmy Choo acquisition in Fiscal 2018, which was awarded in Fiscal 2019 (in accordance with our ordinary annual performance review cycle).

•
Performance-based restricted share units (“PRSUs”) granted in fiscal 2017 for the performance period commencing on April 3, 2016 (the first day of fiscal 2017) and continuing through March 30, 2019 (the last day of Fiscal 2019) vested at 57.0% (interpolated between threshold and target) based on cumulative adjusted net income for the applicable three-year performance period.

27 | 2019 Proxy Statement

Fiscal 2019 Elements of Executive Compensation
Our executive compensation program is comprised of both fixed and variable (performance-based) elements, with a significant emphasis placed on performance-based compensation. The three principal elements of Fiscal 2019 compensation for our NEOs were: base salary, annual cash incentive awards and long-term equity incentive awards.
Fiscal 2019 Fixed Compensation
Fiscal 2019 Base Salary
We pay our NEOs a salary designed to provide a stable level of minimum compensation commensurate with the executive’s role, experience and duties. We believe competitive base salaries are necessary to attract and retain qualified, high-performing executives. On an annual basis, or as the circumstances otherwise require, the Compensation and Talent Committee considers whether any increase in base salary is warranted with respect to each of the named executive officers based on such executive’s responsibilities, performance, experience, expected future contributions and the base salary of similarly situated executives at our selected competitors.

As of the last day of Fiscal 2019, the base salaries of our named executive officers were as follows:

Named Executive Officer	Base Salary ($)	% Increase from Prior Year
John D. Idol(1)	1,350,000	35%
Michael Kors(1)	1,350,000	35%
Thomas J. Edwards, Jr.(2)	800,000	33.3%
Pascale Meyran	500,000	—
Cathy Marie Robinson	500,000	—
__________________
(1) Effective April 1, 2018.
(2) Effective December 1, 2018.
Fiscal 2019 Performance-Based Compensation
Fiscal 2019 Annual Cash Incentive
NEOs are also eligible to earn annual cash incentive awards that are variable, at-risk and based on the achievement of specific and measurable short-term performance goals. Tying a portion of total compensation to annual financial performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year.
Annual cash incentive awards are paid pursuant to the executive cash incentive program (the “Cash Incentive Plan”), which is a component of the Capri Holdings Limited Amended and Restated Omnibus Incentive Plan (the “Incentive Plan”), and is designed to encourage our NEOs to achieve or exceed pre-established annual Company and/or divisional and individual performance goals. At the beginning of Fiscal 2019, we engaged in a thorough process to develop an internal annual operating budget. In setting our operating budget, we considered our prior fiscal year actual results and, based on such results, projected anticipated revenues and expenses for Fiscal 2019, taking into account known strategic and operational initiatives, as well as general industry trends that could impact the business positively or negatively. Our internal operating budget is directly related to the guidance that we provide to investors at the beginning of the fiscal year. The Compensation and Talent Committee approves performance targets for annual cash incentives under the Cash Incentive Plan based on our projected financial performance as set forth in our internal annual operating budget.

28 | 2019 Proxy Statement

Upon the completion of the fiscal year, the Compensation and Talent Committee determines the extent, if at all, to which financial performance has been achieved against the pre-established targets and the degree of achievement, based on our final audited financial statements for such fiscal year, and, based on the degree of achievement, recommends that the Board approve annual cash incentives to our executive officers at the corresponding levels. Based upon such recommendation, the Board then approves the annual cash incentives for each of the named executive officers. The Compensation and Talent Committee has the authority to make adjustments to the financial performance goals to omit, among other things, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions (such as acquisitions), and cumulative effects of changes in accounting principles. This ensures that our executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. As a result, adjusted metrics under the Incentive Plan may differ from as reported adjusted financial metrics disclosed in our public filings.

Annual cash incentive targets and maximum cash incentive opportunities for each named executive officer are fixed percentages of such named executive officer’s base salary. Under the Cash Incentive Plan, NEOs can earn a cash incentive based on the achievement of the performance goal at threshold, target or maximum. The table below sets forth the threshold, target and maximum annual cash incentive opportunity (in dollars and as a percentage of base salary), and the actual Fiscal 2019 cash incentive payout earned by each of our NEOs pursuant to the Cash Incentive Plan:

Named Executive Officer	Threshold Cash Incentive (%)	Threshold Cash Incentive ($)	Target Cash Incentive(%)	Target Cash Incentive ($)	Maximum Cash Incentive (%)	Maximum Cash Incentive ($)	Actual Fiscal 2019 Cash Incentive ($)
John D. Idol	100	1,350,000	200	2,700,000	400	5,400,000	5,400,000
Michael Kors	100	1,350,000	200	2,700,000	400	5,400,000	5,400,000
Thomas J. Edwards, Jr.	50	400,000	75	600,000	100	800,000	800,000
Pascale Meyran	25	125,000	37.5	187,500	50	250,000	250,000
Cathy Marie Robinson	25	125,000	37.5	187,500	50	250,000	250,000
For Fiscal 2019, each of our NEOs earned 100% of their respective maximum annual cash incentive opportunity, as further discussed below.
CEO and CCO Fiscal 2019 Annual Cash Incentive Targets and Payout
For Fiscal 2019, the performance targets under the Cash Incentive Plan for Messrs. Idol and Kors were adjusted earnings per share (EPS) and adjusted free cash flow (with each weighted at 50%). The Compensation and Talent Committee believes that adjusted EPS and adjusted free cash flow are appropriate metrics for these executives because Mr. Idol is our Chairman and CEO and Mr. Kors served on our Board during Fiscal 2019, and these metrics are comprehensive indicators of the Company’s overall profitability and cash flows and are aligned with the interests of our shareholders. For Fiscal 2019, the target adjusted EPS goal for each of Messrs. Idol and Kors under the Cash Incentive Plan was $4.70 per share (representing the mid-point of the guidance we provided to investors at the beginning of the fiscal year), and the target adjusted free cash flow goal for these executives was $545.0 million. After giving effect to the permitted adjustments under the Incentive Plan, adjusted EPS was $5.09 per share (excluding the dilutive impact of the Versace acquisition), and adjusted free cash flow was $657.0 million (excluding the impact of the Versace acquisition).

29 | 2019 Proxy Statement

Accordingly, the adjusted EPS and adjusted free cash flow performance goals were attained at 108.3% and 120.6% of the target adjusted EPS and adjusted free cash flow performance goals, respectively, resulting in each of Messrs. Idol and Kors earning their maximum annual cash incentive opportunity.
Other NEOs Fiscal 2019 Annual Cash Incentive Targets and Payout
For Fiscal 2019, the performance targets under the Cash Incentive Plan for each of Mr. Edwards, Ms. Meyran and Ms. Robinson were based on Capri adjusted operating income (weighted 30%), divisional savings versus divisional operating expense goal (weighted 60%) for each of their respective divisions, and such executive’s individual performance (weighted 10%).
The Fiscal 2019 Cash Incentive Plan components and weighting for Thomas J. Edwards, Jr., Pascale Meyran and Cathy Marie Robinson are displayed below:

		Annual Cash Incentive as % of Salary			Component and Weight as a % of NEOs Annual Cash Incentive
Named Executive Officer	Division	Threshold	Target	Maximum	Capri Component	Division Component	Individual Component
Thomas J. Edwards, Jr.	Capri Finance, IT and Operations	50%	75%	100%	30%	60%	10%
Pascale Meyran	Capri Human Resources	25%	37.5%	50%	30%	60%	10%
Cathy Marie Robinson	Capri Operations	25%	37.5%	50%	30%	60%	10%
For Fiscal 2019, the performance goal for the Capri component (weighted 30%) under the Cash Incentive Plan for each of Mr. Edwards, Ms. Meyran and Ms. Robinson was adjusted operating income. The Compensation and Talent Committee believes that adjusted operating income is an appropriate performance metric for each of these NEOs because they each have the ability to control and impact expenses and capital expenditures. The target adjusted operating income goal for Fiscal 2019 was $825.0 million and was set below actual operating income for Fiscal 2018 for a number of reasons, including:

•
our decision to continue to further reduce Michael Kors wholesale shipments in connection with our previously announced strategic initiative to reduce promotional activity in order to drive our full-price Michael Kors business,

•	expected continued headwinds associated with the Michael Kors licensing business, particularly with respect to watches and jewelry, and

•	anticipated ongoing challenges facing the retail industry generally that caused us to plan for a reduction in operating income as part of our annual internal operating budget.
We believe that the Fiscal 2019 adjusted operating income performance target was nonetheless rigorous without encouraging excessive risk taking because the target was aligned with our long-term strategy and external guidance, attainment of the overall Capri corporate performance target at varying levels represents only 30% of the executive’s total annual cash incentive opportunity, and annual cash incentive payouts are capped at a percentage of the executive’s base salary.
In addition, each of Mr. Edwards, Ms. Meyran and Ms. Robinson are each part of a division that constitutes a cost center. For Fiscal 2019, the performance metric for the Division component (weighted 60%) under the Cash Incentive Plan was based on the executive’s divisional operating expense goal (“DOE Goal”), which is set at the beginning of the fiscal year in connection with the setting of our overall internal annual operating budget, and executive’s level of savings versus his / her divisional DOE Goal.

30 | 2019 Proxy Statement

Finally, for Fiscal 2019, executive’s individual performance (weighted 10%) against strategic, operational and leadership goals that were linked to the Company’s strategic priorities and tailored to the executive’s responsibilities was factored into each of Mr. Edwards’, Ms. Meyran’s and Ms. Robinson’s annual cash incentive opportunity for the fiscal year.
The performance goals, weighting and level of actual attainment for Fiscal 2019 for each of Mr. Edwards, Ms. Meyran and Ms. Robinson were as follows:

	Weight	Fiscal 2019 Awards Targets			Fiscal 2019 Adjusted Results(1)	Performance as % of Target
		Threshold	Target	Maximum
Thomas J. Edwards, Jr.
Capri Adjusted Operating Income	30%	$800.0 million	$825.0 million	$850.0 million	$898.0 million	108.8%
Divisional Savings v. DOE Goal	60%	DOE Goal	DOE Goal - 3 to 5.99%	DOE Goal - 6% or more	(15.6)%	118.7%
Individual Performance	10%	—	—	—	✓	100%
Weighted Average						113.9%
Pascale Meyran
Capri Adjusted Operating Income	30%	$800.0 million	$825.0 million	$850.0 million	$898.0 million	108.8%
Divisional Savings v. DOE Goal	60%	DOE Goal	DOE Goal - 3 to 5.99%	DOE Goal - 6% or more	(12.5)%	122.0%
Individual Performance	10%	—	—	—	✓	100%
Weighted Average						115.8%
Cathy Marie Robinson
Capri Adjusted Operating Income	30%	$800.0 million	$825.0 million	$850.0 million	$898.0 million	108.8%
Divisional Savings v. DOE Goal	60%	DOE Goal	DOE Goal - 3 to 5.99%	DOE Goal - 6% or more	(18.0)%	114.3%
Individual Performance	10%	—	—	—	✓	100%
Weighted Average						111.2%
__________________
(1) Adjusted in accordance with the terms of the Incentive Plan to exclude the impact of the Versace acquisition. Adjusted metrics under the Incentive
Plan may differ from as reported adjusted financial metrics disclosed in our public filings.
Fiscal 2019 Long-Term Equity Incentive Compensation
The Compensation and Talent Committee adopted the Incentive Plan, which was approved by our shareholders at the 2015 annual meeting, pursuant to which we are permitted to grant awards of non-qualified share options, incentive (qualified) share options, share appreciation rights, restricted shares, restricted share units, other share-based awards, performance compensation awards (including cash incentive awards), other cash-based awards or any combination of the foregoing. Awards granted under the Incentive Plan are subject to the terms and conditions established by the Compensation and Talent Committee in the applicable award agreement and need not be the same for each participant.

31 | 2019 Proxy Statement

Long-term equity incentive grants typically occur annually as one of the major elements of compensation of our executive officers. Equity incentive awards are “at risk” and subject to ongoing vesting conditions as further discussed below. We believe that long-term equity incentive awards are an important component of our executive compensation program because share-based compensation aligns the interests of our executives with the interests of our shareholders, rewards our executives to the extent our share price increases, balances our short-term cash components of compensation, fosters a long-term commitment to us and aids in the retention of senior executives in an industry in which the market for talent is highly competitive.
Historically, with the exception of one-time special grants, long-term equity incentive awards to our NEOs were comprised 20% of share options, 40% of time-based restricted share units (“RSUs”) and 40% of PRSUs. Commencing with grants to our executive officers in Fiscal 2020, our long-term equity incentive awards are comprised 50% of time-based RSUs and 50% of PRSUs. The Compensation and Talent Committee determined that a shift in the mix of long-term equity incentive awards was appropriate because a number of our selected competitors have moved away from share options, we seek to retain key executives in a highly competitive market for talent, and we remain focused on the attainment of our long-term growth plan through the multi-year performance goals for PRSUs which aligns the interest of our executives with our shareholders.
Share options granted under the Incentive Plan generally expire seven years from the date of grant, and unless otherwise provided in an award agreement, typically become vested and exercisable with respect to 25% of the ordinary shares subject to the share option on each of the first four anniversaries of the date that the option is granted, so long as the participant continues to be employed by or provides services to us on the relevant vesting date, unless, for all grants on or after June 2015, the employee is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. The same vesting schedule generally applies with respect to time-based RSUs granted to our NEOs under the Incentive Plan, except that the vesting of certain RSUs granted to John D. Idol and Michael Kors are subject to satisfaction of a minimum performance target that requires that the Company’s EBITDA equal at least $250.0 million for the Company’s most recently completed fiscal year ending immediately prior to the first vesting date.
PRSUs will generally vest after three years only upon achievement of pre-established cumulative performance goals, subject to the executive’s continued employment through the vesting date, unless the executive is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. The number of ordinary shares earned with respect to such PRSUs will range from 0-150% of the shares originally subject to the award, depending on the level of actual achievement. To the extent the applicable performance metric for the Company during the performance period exceeds the threshold level but is less than the target or maximum, the percentage of PRSUs that will become vested will be calculated using straight-line interpolation (rounded to the nearest whole percentage), as determined by the Compensation and Talent Committee in its sole discretion. To the extent that threshold is not attained with respect to the applicable performance target, no PRSUs will be earned or become vested and instead will be automatically forfeited.

32 | 2019 Proxy Statement

For Fiscal 2019, the PRSUs will vest in June 2021 based 50% on the level of attainment of a cumulative average adjusted operating margin rate financial metric and 50% on the level of attainment of a cumulative adjusted cash flow from operations financial metric for the two year period commencing on the first day of Fiscal 2019 and ending on the last day of Fiscal 2020. The Compensation and Talent Committee believes that adjusted operating margin rate is an appropriate measure of Company performance since it is a measure of profitability, and that adjusted cash flow from operations is an appropriate measure of Company performance because it is a comprehensive indicator of the amount of cash that the Company generates, including the effects of our strategic and capital plans. Both metrics are aligned with measures often used by the investment community.
We grant long-term equity incentive awards to our NEOs generally in June of the year following completion of the relevant fiscal year performance period. The Compensation and Talent Committee approved new long-term equity incentive awards for each NEO which were granted in Fiscal 2020 based on executive’s performance in Fiscal 2019 as follows:

Named Executive Officer	FY 20 LTI Value (Est. $)(1)
John D. Idol	7,500,000
Michael Kors	7,500,000
Thomas J. Edwards, Jr.	1,500,000
Pascale Meyran	500,000
Cathy Marie Robinson	1,600,000
________________
(1) Reflects estimated long-term equity incentive value and not the actual grant date fair value.
Because SEC disclosure rules require that we only include the grant date fair value of share-based long-term equity incentive awards actually granted in the applicable fiscal year, our long-term equity incentive awards made in Fiscal 2020 in respect of Fiscal 2019 performance as set forth in the table above are not shown in the Fiscal 2019 line in the Summary Compensation Table (but will appear in the Fiscal 2020 line in next year’s Summary Compensation Table for the named executive officers). Accordingly, the grant date fair value reflected in the table above may differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table for Fiscal 2019. The long-term equity incentive value for the named executive officers in this section is not a substitute for the amount as reported in the Summary Compensation Table. For more information, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this proxy statement. Long-term equity incentive awards actually granted to each NEO in Fiscal 2019 (based on executive’s Fiscal 2018 performance) in accordance with SEC disclosure rules were as follows:

33 | 2019 Proxy Statement

Named Executive Officer	Share Options(#)	Restricted Share Units(#)	Performance- Based Restricted Share Units(1)(#)	Est. LTI Value($)(2)
John D. Idol	61,249	44,431	44,431	7,500,000
Michael Kors	61,249	44,431	44,431	7,500,000
Thomas J. Edwards, Jr.(3)	12,250	16,291	8,886	2,000,000
Pascale Meyran(4)	8,167	13,329	5,924	1,500,000
Cathy Marie Robinson(4)	8,167	13,329	5,924	1,500,000
_________________________________________

(1)
The PRSUs will vest after three years in June 2021 based on achievement of pre-established cumulative performance goals for the applicable two-year performance period (April 1, 2018 to March 28, 2020), subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. Each PRSU represents a contingent right to receive one ordinary share of the Company. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement. The number of units in this column assumes performance-based restricted share units vest at target.

(2)
Reflects estimated long-term equity incentive value. See “Executive Compensation—Summary Compensation Table” for the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).

(3)
Of the total estimated LTI value, $1,500,000 represents Mr. Edwards’ target long-term equity incentive award value. The remaining $500,000 was in the form of time-based RSUs and was awarded as a special grant in connection with Mr. Edwards’ role in the Jimmy Choo acquisition.

(4)
Of the total estimated LTI value, $1,000,000 represents the executive's target long-term equity incentive award value. The remaining $500,000 was in the form of time-based RSUs and was awarded as a special grant in connection with the executive’s role in the Jimmy Choo acquisition.

CEO and Michael Kors CCO Fiscal 2019 Annual Long-Term Equity Incentive Targets and Payout
At the beginning of Fiscal 2019, the Compensation and Talent Committee went through a rigorous goal setting process with each of John D. Idol and Michael Kors. The level of achievement of these specific financial and strategic goals is the basis for which the Compensation and Talent Committee determines the amount of long-term equity incentive compensation, if any, to grant to Messrs. Idol and Kors, respectively, for Fiscal 2019.
In Fiscal 2019, John D. Idol and Michael Kors achieved specific key operational objectives as well as the financial targets set forth below:

Financial Performance Goal	Fiscal 2019 Targets ($ in millions except share data)	Fiscal 2019 Performance ($ in millions except share data)
Revenue	5,100	5,238
Adjusted Operating Income(1)	850.0	898.0
Adjusted Net Income(1)	718.0	770.0
Adjusted Earnings Per Share(1)	4.70	5.09
    _________________________________________

(1)	Adjusted in accordance with the terms of the Incentive Plan to exclude the impact of the Versace acquisition.
Adjusted metrics under the Incentive Plan may differ from as reported adjusted financial metrics disclosed in our public filings.
As a result, the Compensation and Talent Committee determined that John D. Idol and Michael Kors each earned long-term equity incentive awards which were granted in Fiscal 2020 for executive’s Fiscal 2019 performance with a grant date fair value of approximately $7,500,000.

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Other NEO Fiscal 2019 Annual Long-Term Equity Incentive Targets and Payout
In determining the grant date fair value of long-term equity incentive awards to be granted to each of Mr. Edwards, Ms. Meyran and Ms. Robinson in Fiscal 2020 for executive’s Fiscal 2019 performance, the Compensation and Talent Committee considered the performance and contributions and expected future contributions as well as an analysis (in consultation with the Compensation and Talent Committee’s independent compensation consultant Willis Towers Watson) of the long-term equity incentives and pay mix awarded to comparable senior executives at our selected competitors. Based on these considerations, the Compensation and Talent Committee determined that the grant date fair value of long-term equity incentive awards to these NEOs (granted in in Fiscal 2020 for Fiscal 2019 performance) be as follows: Mr. Edwards - $1,500,000, Ms. Meyran - $500,000 and Ms. Robinson - $1,600,000.
PRSU Targets and Payout for Completed Periods
Fiscal 2017 Grant
The Compensation and Talent Committee granted PRSUs in fiscal 2017 to certain named executive officers that vested in June 2019 based on the level of achievement of pre-established cumulative adjusted net income performance goals for the three-year performance period commencing on April 3, 2016 (the first day of fiscal 2017) and continuing through March 30, 2019 (the last day of Fiscal 2019), subject to the executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. The performance level, performance goal and percentage of PRSUs that were eligible for vesting in June 2019 are set forth below:

Performance Level	Cumulative Adjusted Net Income for the Performance Period (in thousands)	% of PRSUs That Will Become Vested On the Vesting Date
Threshold	$2,137,085	50%
Target	$2,671,356	100%
Maximum	$2,938,492	150%
Actual	$2,209,466	57%

The Compensation and Talent Committee determined that the PRSUs granted in fiscal 2017 vested at 57.0% (interpolated between threshold and target) in June 2019 for each of the named executive officers (other than Mr. Edwards who was not employed as of the fiscal 2017 grant date) because cumulative adjusted net income for the three-year performance period ending on the last day of Fiscal 2019 was approximately $2.21 billion, representing 82.7% of the target performance goal.

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Fiscal 2018 Grant

The Compensation and Talent Committee granted PRSUs in Fiscal 2018 to the named executive officers that will vest after three years in June 2020, subject to achievement of pre-established cumulative performance goals for the two-year performance period commencing on April 2, 2017 (the first day of Fiscal 2018) and continuing through March 30, 2019 (the last day of Fiscal 2019), subject to the executive officer’s continued employment with the Company through the June 2020 vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. On the vesting date, 50% of the target number of shares subject to the award will vest based on the level of attainment of the cumulative average adjusted operating margin rate financial metric for the Fiscal 2018 through Fiscal 2019 performance period, and 50% of the target number of shares subject to the award will vest based on the level of attainment of the cumulative adjusted cash flow from operations financial metric for the same performance period as set forth in the table below:

Performance Level	Cumulative Average Adjusted Operating Margin Rate for the Performance Period (Weighted 50%) (%)	Cumulative Adjusted Cash Flow from Operations for the Performance Period (Weighted 50%) (in thousands)	% of PRSUs That Will Become Vested On the Vesting Date
Threshold	15.0	$1,220,000	50%
Target	15.5	$1,360,000	100%
Maximum	16.0	$1,500,000	150%
Actual	18.2	$1,955,000	150%

The Compensation and Talent Committee determined that the PRSUs granted in in Fiscal 2018 will vest at 150.0% in June 2020 because actual cumulative average adjusted operating margin for the two-year performance period ending on the last day of Fiscal 2019 was approximately 18.2% and actual cumulative adjusted cash flow from operations was approximately $1.96 billion, representing 117.4% and 143.8%, respectively, of the applicable target performance goals.
Fiscal 2019 Annual Total Direct Compensation Mix
In Fiscal 2019, we continued to align executive compensation with the Company’s performance, with incentive-based compensation representing a significant portion of our executive compensation. Set forth below is the 2019 annual total direct compensation mix for our NEOs. These charts represent actual pay mix for Fiscal 2019 in the manner in which the Compensation and Talent Committee actually attributes compensation to the named executive officers and may differ from the amounts set forth in the Summary Compensation Table. These charts exclude one-time special compensation.

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Executive Compensation Philosophy and Practices

What We Do	What We Don't Do
✓Pay for performance	✗No hedging of company securities
✓Share ownership guidelines	✗No guaranteed salary increases
✓Double trigger vesting	✗No grants below fair market value
✓Clawback policy	✗No repricing without shareholder approval
✓Review of share utilization	✗No equity awards included in severance calculations
✓Independent consultant	✗No gross-up taxes
✓Independent committee	✗No excessive executive perquisites
Our executive compensation program reflects our philosophy of compensating our executives, including our named executive officers, in ways that are designed to achieve the following primary goals of:

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•	Aligning executives’ interests with those of our shareholders by making a meaningful portion of compensation tied to our financial performance and share price;

•
Balancing long- and short-term focus so that our executives are incentivized to grow our business but also motivated to think long-term, with a significant portion of compensation in the form of equity awards;

•	Attracting, retaining and motivating senior management;

•	Promoting collaborative leadership behavior to maximize the achievement of our financial and strategic goals and objectives; and

•	Rewarding the unique performance, career histories, contributions and skill sets of each of our executive officers.
Our primary business objective is to drive sustained increases in shareholder value through ongoing revenue and earnings growth. As such, our compensation structure is centered on a pay for performance philosophy, and this pay for performance focus is designed to align the interests of our executives and our shareholders, motivate our executives to achieve our targeted financial and other performance objectives, and reward them for their achievements when those objectives are met. With these principles in mind, we structure our compensation program as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skills and knowledge we require and promote the stability of our management team, which we view as vital to the success of our business. While we do compare our executive compensation to a group of selected competitors (as discussed below), in setting our named executive officer compensation levels, we do not target any specific market percentile at our selected competitors because our Compensation and Talent Committee believes that compensation of the named executive officers should reflect the overall financial performance of our Company.
Our business strategy and our compensation programs have been designed with these objectives in mind. To help achieve these objectives, a significant portion of our named executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation. We believe this is appropriate given our named executive officers’ abilities to influence our overall performance and execute our key growth strategies.
Results of 2018 Shareholder Advisory Vote
On August 1, 2018, at the 2018 annual meeting of shareholders, our say on pay proposal passed with approximately 93.4% of the votes cast in favor of our executive compensation program.

Establishing and Evaluating Executive Compensation
Role of the Compensation and Talent Committee and Our Chief Executive Officer
The Compensation and Talent Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives and determining and approving our Chief Executive Officer’s compensation level based on this evaluation. With respect to the compensation of our other named executive officers, the Compensation and Talent Committee reviews such executive officers’ compensation levels and makes recommendations to the full Board for approval. Mr. Idol also makes recommendations to the Compensation and Talent Committee with respect to the compensation levels of such named executive officers.

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In connection with recommending and setting appropriate compensation levels for our named executive officers, our Compensation and Talent Committee bases its decisions on a number of factors, including performance evaluations of our named executive officers, the experience, nature and scope of responsibility of each executive officer, the terms of executive officer employment agreements, if applicable, the expected future contributions of each executive officer and information provided to the Compensation and Talent Committee with respect to the compensation of executives at our selected competitors, while also taking into account our performance, strategic goals and objectives and our articulated compensation strategy relative to those of our selected competitors.
Role of the Independent Compensation Consultant
In Fiscal 2019, the Compensation and Talent Committee engaged Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides the Compensation and Talent Committee with market data on executive compensation levels and practices at our selected competitors, advises the Compensation and Talent Committee on trends and best practices in the areas of executive compensation and governance, assists the Compensation and Talent Committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and also provides independent advice to our Compensation and Talent Committee on director compensation. Willis Towers Watson is prohibited from providing other services to the Company or our management, except at the direction of the Compensation and Talent Committee. For Fiscal 2019, Willis Towers Watson did not provide any other services to the Company or our management, and we did not have any other relationships with Willis Towers Watson. The Compensation and Talent Committee has determined that Willis Towers Watson is independent and has no conflicts of interest with us. The Compensation and Talent Committee has the sole authority to retain or terminate advisers to the Compensation and Talent Committee that assist in the evaluation of the compensation of our named executive officers and our directors.
Market Data
One factor considered by the Compensation and Talent Committee and management in setting total compensation levels for our named executive officers is market data. Our Compensation and Talent Committee, on behalf of our Board and with the assistance of Willis Towers Watson, reviews compensation levels at select competitor companies of similar size and stage of development operating in the retail accessories and/or apparel and other related industries to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry and to inform and guide compensation decisions.
The Compensation and Talent Committee reviewed the compensation levels and structure with respect to all direct pay elements, including salary, cash incentives and long-term equity incentives, at the following 17 companies with similar characteristics to us: namely, retail accessories and/or apparel companies, with a strong consumer brand, high profitability and comparable size (based on revenue, operating income and market capitalization):

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Abercrombie & Fitch Co.	Guess?, Inc.	Tapestry, Inc.

American Eagle Outfitters, Inc.	Hanesbrands Inc.	Tiffany & Co.

ascena Retail Group Inc.	L Brands, Inc.	Under Armour, Inc.

Burberry Group	lululemon athletic inc.	Urban Outfitters Inc.

Footlocker Inc.	PVH Corp.	VF Corporation

Fossil Group, Inc.	Ralph Lauren Corporation
Employee Benefits and Executive Perquisites
We provide our named executive officers with other compensation and benefits that we believe are reasonable, competitive and consistent with our overall executive compensation philosophy and objectives. Our named executive officers generally participate in the same benefit plans that eligible full-time employees in the United States participate in such as medical, dental and vision plans, life insurance, short and long-term disability coverage and matching contributions to a 401(k) plan, and are eligible for paid vacation and a merchandise discount on our products.
We also provide certain limited additional perquisites to John D. Idol and Michael Kors pursuant to the terms of their respective employment agreements. The costs of these benefits constitute only a small percentage of each of Messrs. Idol’s and Kors’ total compensation. We believe that these benefits generally allow Messrs. Idol and Kors to work more efficiently and facilitate the performance of their duties. We paid aggregate premiums of about $33,252 in Fiscal 2019 on the approximately $1,500,000 life insurance policy currently in place on the life of Mr. Kors and owned by Mr. Kors and on the key man insurance policy owned by the Company. In addition, we pay $50,000 in premiums annually (including in Fiscal 2019) for the $5,000,000 whole life insurance policy presently maintained by Mr. Idol. We also provide the use of an automobile and a driver to each of Messrs. Idol and Kors and permit each of them to use the corporate aircraft for personal purposes in accordance with their respective aircraft time sharing agreements. These payments are not grossed up for taxes.
See “All Other Compensation” in the Summary Compensation Table and related footnotes for a discussion of all perquisites and other personal benefits provided to our named executive officers in Fiscal 2019.
Severance Protection and Change of Control Benefits
We have employment agreements with each of our named executive officers which specify the terms of employment including certain compensation levels and certain severance benefits. These employment agreements were designed to attract and retain the services of these particular executives and to assure us of each such executive’s continued employment. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size operating in the retail accessories and/or apparel industry.
In addition, all of the long-term equity incentive awards granted to our named executive officers pursuant to our Incentive Plan will be subject to accelerated vesting upon certain terminations of employment occurring within 24 months following a change in control. No named executive officer has any right to receive a tax gross up for any “golden parachute” excise tax imposed under the U.S. Internal Revenue Code (the “Code”).

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For a description of the severance protections contained in each named executive officers’ employment agreement, and the estimated amounts payable to each NEO in the event of termination or a change in control, including details regarding the effect of termination and change in control on outstanding equity awards, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Equity Incentives Upon Termination or Change in Control.”
Other Compensation Program Features
Clawback Policy and Recovery of Equity-Based and Cash Awards
Our share-based awards provide that all vested share-based awards will be forfeited automatically under the Incentive Plan upon a breach by executive of any of the post-employment covenants such as any non-competition, employee or customer non-solicitation or non-disclosure obligations to which her or she is subject. The executive would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach. We view this recovery of awards feature as a necessary element of our long-term equity incentive program as it deters competitive activities that would likely cause significant harm to our business. If an executive receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under U.S. securities laws, any mistake in calculations or any other administrative error, then the award will be canceled and the executive must promptly repay any excess value to the Company.
In addition, we have a clawback policy which applies to annual cash incentive compensation earned by certain covered employees (including our named executive officers). Under our cash incentive clawback policy, we may recover all or part of any annual cash incentive compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material noncompliance with any financial reporting requirements under U.S. securities laws within three years from the first issuance of such financial results. The employment agreements entered into between us and each of Messrs. Idol and Kors also provide for a clawback of all or part of any annual cash incentive compensation paid or awarded to either of them in the event of a restatement due to material non-compliance with financial reporting requirements. See “Executive Compensation—Employment Agreements with Our Named Executive Officers” below.
Certain Tax Matters
Our Compensation and Talent Committee’s general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever possible, to the extent consistent with our overall compensation goals. Section 162(m) of the Code generally limited to $1.0 million per year the amount a publicly held corporation could deduct as a business expense in respect of compensation paid to a company’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. The limit was subject to certain exceptions, including an exclusion of qualified performance-based compensation. Compensation paid or received under our Incentive Plan (other than solely time-based RSUs) has been generally intended to satisfy the requirements for deductibility.

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The Jobs Act was enacted on December 22, 2017. This legislation made certain changes to Section 162(m) of the Code, effective for tax years beginning after December 31, 2017. These changes included, in part, subjecting the compensation of a company’s chief financial officer to the $1.0 million per year deduction limit and eliminating the exclusion for qualified performance-based compensation (subject to transition relief for certain performance-based compensation paid pursuant to a written agreement that was in effect on November 2, 2017). We have not made any material changes to our compensation program in response to the Jobs Act.
We believe it is important that our Compensation and Talent Committee retains flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, and to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation and Talent Committee may recommend payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and are in the best interests of the Company and its shareholders.

Accounting Matters
Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. GAAP. The financial statement impact of various compensation awards is an important factor that the Compensation and Talent Committee considers in determining the amount, form and design of each pay component for our executives.
Share Ownership Guidelines
We believe that it is important for our executive officers to have a meaningful ownership stake in our Company in order to further align their financial interests with those of our shareholders and to encourage the creation of long-term growth for our Company. The share ownership guidelines applicable to our named executive officers for Fiscal 2019 were as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)	Meets Guidelines
Chief Executive Officer	5x Base Salary	✓
Chief Creative Officer - Michael Kors Brand	5x Base Salary	✓
Executive Vice President, Chief Financial Officer and Chief Operating Officer(1)	3x Base Salary	✓
Senior Vice President, Chief Human Resources Officer	2x Base Salary	✓
Senior Vice President, Chief Operations and Transformation Officer	2x Base Salary	✓
Newly appointed executive officers have five years from their date of hire to accumulate the required share ownership level. We measure compliance with these share ownership guidelines annually based on share ownership as of the first day of the fiscal year using the average share price for the preceding fiscal year. Vested and unvested time-based restricted shares and RSUs, exercisable options whose strike price is greater than the Company’s share price as of the measurement date together with other shares owned in private investment or savings plan accounts are counted for purposes of determining compliance with the guidelines. If an executive is not in compliance with the share ownership guidelines, he or she is expected to hold 50% of their after-tax shares as they vest until compliance is attained. For a description of the share ownership guidelines applicable to our non-employee directors, see “Director Compensation—Director Share Ownership Guidelines.”

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COMPENSATION AND TALENT COMMITTEE RISK ASSESSMENT
Management periodically reviews with the Compensation and Talent Committee our compensation policies and practices and evaluates the degree to which the various design elements of our compensation program encourage excessive or inappropriate risk-taking, including by our named executive officers. We believe that the various elements of our compensation program discourage imprudent risk taking and are aligned with our strategy and objectives. As a result of its review and evaluation of our Fiscal 2019 compensation program, the Compensation and Talent Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The factors evaluated by management and the Compensation and Talent Committee included:

•	the overall mix of pay between base salary, short-term incentives and long-term equity compensation;

•	the variety of performance metrics used in our performance-based incentive compensation plans;

•	the range of performance required to earn a payout under performance-based compensation and capped payouts under our Incentive Plan;

•	the timing of incentive payouts and the vesting schedules and vesting conditions under our Incentive Plan;

•	our incentive compensation clawback policy;

•	the balance between the use of share options, time-based RSUs and performance-based equity incentives;

•	share ownership guidelines for our outside directors and our executives;

•	our policy against buying Company shares on margin or engaging in any hedging transactions;

•	our rigorous management performance evaluation process with an emphasis on core competencies and leadership capabilities; and

•	our leadership and culture that values long-term value creation for our shareholders and strong financial performance.
COMPENSATION AND TALENT COMMITTEE REPORT
The Compensation and Talent Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its reviews and discussion with management, the Compensation and Talent Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2019 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 30, 2019.
COMPENSATION AND TALENT COMMITTEE

Jean Tomlin (Chair)
M. William Benedetto
Robin Freestone
Ann Korologos
Jane Thompson

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EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the compensation earned by, or awarded or paid to, each of our named executive officers for our last three completed fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John D. Idol	2019	1,350,000	—	5,999,962	1,499,988	5,400,000	104,063	14,354,013
Chairman and Chief Executive Officer	2018	1,000,000	—	(4)	(4)	6,500,000	107,476	7,607,476
	2017	1,000,000	—	799,975	199,996	6,500,000	90,324	8,590,295

Michael Kors	2019	1,350,000	—	5,999,962	1,499,988	5,400,000	118,794	14,368,744
Honorary Chairman and Chief Creative Officer - Michael Kors Brand	2018	1,000,000	—	(4)	(4)	6,500,000	105,642	7,605,642
	2017	1,000,000	—	799,975	199,996	6,500,000	150,197	8,650,168

Thomas J. Edwards, Jr.(5)	2019	716,667	—	1,699,951	300,003	800,000	8,100	3,524,721
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2018	575,000	600,000	2,999,987	—	—	54,843	4,229,830
	2017	—	—	—	—	—	—	—

Pascale Meyran	2019	500,000	—	1,299,963	200,010	250,000	12,213	2,262,186
Senior Vice President, Chief Human Resources Officer	2018	500,000	—	1,199,997	300,005	250,000	11,574	2,261,576
	2017	500,000	—	400,038	100,005	175,000	12,950	1,187,993

Cathy Marie Robinson	2019	500,000	—	1,299,963	200,010	250,000	8,100	2,258,072
Senior Vice President, Chief Operations and Transformation Officer	2018	500,000	—	1,199,997	300,005	250,000	7,950	2,257,952
	2017	491,667	—	400,038	100,005	175,000	7,950	1,174,660
________________________________

(1)
The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2019. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value.

(2)
The amounts reported in this column for each of John D. Idol and Michael Kors for Fiscal 2017 and 2018 were earned pursuant to their respective prior employment agreements. The amounts reported in this column for each of Messrs. Idol and Kors in Fiscal 2019 and for the other NEOs for all fiscal years were earned under our Cash Incentive Plan for the applicable fiscal year. For a more detailed discussion of our cash incentive programs, see “Compensation Discussion and Analysis—Fiscal 2019 Elements of Executive Compensation—Fiscal 2019 Performance-Based Compensation—Fiscal 2019 Annual Cash Incentive.”

(3)	For each of our NEOs, “All Other Compensation” consists of the payments that are shown in the table below for the applicable fiscal year.

(4)
The Summary Compensation Table for Fiscal 2018 does not reflect any long-term equity incentive award for John D. Idol or Michael Kors because SEC disclosure rules require that we only include the grant date fair values of share awards and option awards actually granted in the applicable fiscal year and neither of them received any long-term equity incentive awards in Fiscal 2018 in light of Fiscal 2017 performance. Thus, our long-term equity incentive awards made in Fiscal 2018 in respect of Fiscal 2017 performance are shown in the Fiscal 2018 line in the Summary Compensation Table (not the Fiscal 2017 line), and our long-term equity incentive awards made in Fiscal 2019 in respect of Fiscal 2018 performance are not shown in the Fiscal 2018 line in the Summary Compensation Table but rather in the Fiscal 2019 line in the Summary Compensation Table. If the long-term equity incentive awards to John D. Idol and Michael Kors were shown in the performance year in respect of which the Compensation and Talent Committee actually attributes such awards, each of Mr. Idol’s and Mr. Kors’ total Fiscal 2018 compensation would have been $15,107,426 and $15,105,592, respectively.

(5)
Mr. Edwards joined the Company on April 17, 2017. Pursuant to the terms of Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards was entitled to his maximum annual cash incentive opportunity for Fiscal 2018.

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All Other Compensation

Perquisite	Mr. Kors ($)	Mr. Idol ($)	Mr. Edwards ($)	Ms. Meyran ($)	Ms. Robinson ($)
Transportation Benefit(1)
2019	64,399	11,175	—	—	—
2018	65,997	20,486	—	—	—
2017	113,469	17,370	—	—	—
401(k) Company Match
2019	8,100	8,100	8,100	8,100	8,100
2018	7,950	7,950	—	7,950	7,950
2017	7,643	7,643	—	7,950	7,950
Company Paid Life Insurance Premiums
2019	33,252	50,000	—	—	—
2018	30,584	50,000	—	—	—
2017	27,975	50,000	—	—	—
Other
2019	13,044(2)	34,788(3)	—	4,113(5)	—
2018	1,110(2)	29,040(3)	54,843(4)	3,624(5)	—
2017	1,110(2)	15,310(3)	—	5,000(5)	—
 _________________________________

(1)	Represents the value of an automobile and driver provided on behalf of the Company to the named executive officer.

(2)
For Fiscal 2019 such figures represent amounts paid for telephone services for Mr. Kors and a foreign tax credit. For Fiscal 2017 and Fiscal 2018 such figures represent amounts paid in connection with the provision of security services and telephone services for Mr. Kors.

(3)	Represents imputed income for personal use of the Company aircraft and foreign tax credits.

(4)	Represents moving expenses in connection with executive’s relocation to the New York City metropolitan area.

(5)	Represents clothing allowance.

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Fiscal 2019 Grants of Plan-Based Awards
The following table sets forth information on potential payment opportunities in respect of Fiscal 2019 performance under our Cash Incentive Plan and equity awards granted during Fiscal 2019 under our Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(2)
John D. Idol	Share Options	6/15/18	—	—	—	—	—	—	—	61,249	67.52	1,499,988
	RSUs	6/15/18	—	—	—	—	—	—	44,431	—	—	2,999,981
	PRSUs(3)	6/15/18	—	—	—	22,216	44,431	66,647	—	—	—	2,999,981
	Annual Cash Incentive Plan(4)	—	1,350,000	2,700,000	5,400,000	—	—	—	—	—	—	—
Michael Kors	Share Options	6/15/18	—	—	—	—	—	—	—	61,249	67.52	1,499,988
	RSUs	6/15/18	—	—	—	—	—	—	44,431	—	—	2,999,981
	PRSUs(3)	6/15/18	—	—	—	22,216	44,431	66,647	—	—	—	2,999,981
	Annual Cash Incentive Plan(4)	—	1,350,000	2,700,000	5,400,000	—	—	—	—	—	—	—
Thomas J. Edwards, Jr.	Share Options	6/15/18	—	—	—	—	—	—	—	12,250	67.52	300,003
	RSUs	6/15/18	—	—	—	—	—	—	16,291	—	—	1,099,968
	PRSUs(3)	6/15/18	—	—	—	4,443	8,886	13,329	—	—	—	599,983
	Annual Cash Incentive Plan(4)	—	400,000	600,000	800,000	—	—	—	—	—	—	—
Pascale Meyran	Share Options	6/15/18	—	—	—	—	—	—	—	8,167	67.52	200,010
	RSUs	6/15/18	—	—	—	—	—	—	13,329	—	—	899,974
	PRSUs(3)	6/15/18	—	—	—	2,962	5,924	8,886	—	—	—	399,988
	Annual Cash Incentive Plan(4)	—	125,000	187,500	250,000	—	—	—	—	—	—	—
Cathy Marie Robinson	Share Options	6/15/18	—	—	—	—	—	—	—	8,167	67.52	200,010
	RSUs	6/15/18	—	—	—	—	—	—	13,329	—	—	899,974
	PRSUs(3)	6/15/18	—	—	—	2,962	5,924	8,886	—	—	—	399,988
	Annual Cash Incentive Plan(4)	—	125,000	187,500	250,000	—	—	—	—	—	—	—

 _________________________________

(1)
The share-based awards reflected in these columns will vest in 25% installments on each of the four anniversary dates following the grant date, subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan.

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2019. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value.

46 | 2019 Proxy Statement

(3)
The PRSUs will vest after three years in June 2021 based on achievement of pre-established cumulative performance goals for the applicable two-year performance period (April 1, 2018 to March 28, 2020), subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. Each PRSU represents a contingent right to receive one ordinary share of the Company. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement.

(4)
Reflects potential cash incentive amounts for Fiscal 2019 under the Cash Incentive Plan if performance metrics were attained at varying levels. See “Compensation Discussion and Analysis—Fiscal 2019 Elements of Executive Compensation—Fiscal 2019 Performance-Based Compensation—Fiscal 2019 Annual Cash Incentive” for more information regarding cash incentive awards. Amounts actually earned for Fiscal 2019 are set forth in the Summary Compensation Table above.

Employment Agreements with Our Named Executive Officers
John D. Idol
On March 28, 2018, we entered into a third amended and restated employment agreement with Mr. John D. Idol primarily to extend the term of his employment agreement for an additional three years and to amend the performance goals and structure of the annual cash incentive to ensure that the annual cash incentive is variable, at-risk and tied to the achievement of specific, measurable and sufficiently challenging short-term performance goals. The material terms of his agreement are set forth below, and such terms are qualified in their entirety by the terms of the underlying employment agreement.
Pursuant to his employment agreement, Mr. Idol serves as our Chairman and Chief Executive Officer, reporting to the Board of Directors. We must use best efforts to cause Mr. Idol to be appointed or elected to the position of Chairman of the Board. Upon termination of his employment for any reason, Mr. Idol will immediately resign from the Board and from other officer and director positions with the Company and its subsidiaries.
The term of Mr. Idol’s employment agreement extends through March 31, 2021 and will thereafter be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal.
Mr. Idol is entitled to receive an annual base salary of at least $1.350 million. In addition, Mr. Idol is eligible to receive a cash incentive in accordance with, and subject to the terms and conditions of, our then existing executive cash incentive program which is a component of the Incentive Plan. The annual cash incentive payment will be equal to a percentage of Mr. Idol’s then-current base salary (with incentive levels set at 100% threshold – 200% target – 400% maximum). The annual cash incentive payment will be based upon the achievement of performance goals established by the Compensation and Talent Committee over a performance period also established by the Compensation and Talent Committee. Except in limited circumstances, Mr. Idol must be employed by us on the date that the annual cash incentive is actually paid, which will be the same date that annual cash incentives are paid to our other senior executives that participate in the Incentive Plan. If the Compensation and Talent Committee determines that Mr. Idol was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements, then it may reduce the amount of the cash incentive, or require the executive to re-pay the overpaid portion of the cash incentive, as long as the determination as to the fact that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance criteria were inaccurate, provided, that if steps have been taken within such period to restate the Company’s financial or operating results, such three year time period shall be extended until such restatement is completed.

47 | 2019 Proxy Statement

Mr. Idol is entitled to participate in all employee benefit plans and programs generally available to our senior executives. We pay the premiums, up to a maximum of $50,000 per annum in the aggregate, for Mr. Idol’s approximately $5.0 million whole life insurance and $500,000 term life insurance policy. We also provide Mr. Idol with an automobile and driver for transportation to and from our offices and for business purposes as provided for in his employment agreement.
Michael Kors
Pursuant to Mr. Kors’ employment agreement, as in effect for Fiscal 2019, Mr. Kors served as Honorary Chairman and Chief Creative Officer for the Michael Kors brand. His employment with Michael Kors (USA), Inc. terminates upon his death, permanent disability or for “Cause” (as defined in his employment agreement).
For Fiscal 2019, Mr. Kors was entitled to receive an annual base salary of at least $1.350 million. In addition, Mr. Kors was eligible to receive a cash incentive in accordance with, and subject to the terms and conditions of, our then existing executive cash incentive program which is a component of the Incentive Plan for Fiscal 2019. The annual cash incentive payment was equal to a percentage of Mr. Kors’ base salary (with incentive levels set at 100% threshold – 200% target – 400% maximum). The annual cash incentive payment was based upon the achievement of performance goals established by the Compensation and Talent Committee over a performance period also established by the Compensation and Talent Committee. Mr. Kors was required to be employed by us on the date that the annual cash incentive was actually paid, which was the same date that annual cash incentives are paid to our other senior executives that participate in the Incentive Plan. If the Compensation and Talent Committee determines that Mr. Kors was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements, then it may reduce the amount of the cash incentive, or require the executive to re-pay the overpaid portion of the cash incentive, as long as the determination that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance criteria were inaccurate, provided, that if steps have been taken within such period to restate the Company’s financial or operating results, such three year time period shall be extended until such restatement is completed.
Mr. Kors is eligible for six weeks of paid vacation per year and is entitled to participate in all of our employee benefit plans. If any benefit plan is not available to Mr. Kors due to his nationality or residence, we must use best efforts to provide a substantially equivalent benefit through another source, at our expense. We pay the premiums on the whole life insurance policy and term life insurance policy (currently valued at approximately $1,500,000 in the aggregate) in place on the life of Mr. Kors. We also provide Mr. Kors with an automobile and driver for transportation for business purposes as provided for in his employment agreement.
As previously announced, effective March 29, 2019, Michael Kors ceased his service as a director and executive officer of Capri Holdings. He remains the Honorary Chairman and Chief Creative Officer for the Michael Kors brand.

48 | 2019 Proxy Statement

Thomas J. Edwards, Jr.
Pursuant to the employment agreement between the Company and Mr. Thomas J. Edwards, Jr., our Executive Vice President, Chief Financial Officer and Chief Operating Officer, Mr. Edwards’ employment with the Company commenced on April 17, 2017, and the terms of his employment agreement extend through June 30, 2021 and will be automatically renewed for additional one-year terms unless either party gives written notice of non-renewal. Pursuant to the terms of his employment agreement, Mr. Edwards received a base salary of $600,000 per year, which was increased to $800,000 per year effective December 1, 2018. Mr. Edwards is also eligible to receive an annual cash incentive based on a percentage of his then-current base salary (with the incentive levels set at 50% threshold – 75% target – 100% maximum) in accordance with the terms of our Cash Incentive Plan. Mr. Edwards is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans and long-term equity incentive compensation plans.
Pascale Meyran
Pursuant to the employment agreement between the Company and Ms. Pascale Meyran, our Senior Vice President, Chief Human Resources Officer, Ms. Meyran’s employment with the Company commenced on September 15, 2014 and her employment agreement automatically renews for additional one-year terms on June 30th of each year, unless either party gives advance written notice of non-renewal. Ms. Meyran receives an annual base salary of $500,000. Ms. Meyran is eligible to receive an annual cash incentive based on a percentage of her then-current base salary (with incentive levels set at 25% threshold – 37.5% target – 50% maximum) in accordance with the terms of our Cash Incentive Plan. Ms. Meyran is entitled to a $5,000 clothing allowance each fiscal year as well as an additional clothing allowance of up to $20,000 that may be used at any time during the term of her employment agreement. Ms. Meyran is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans and long-term equity incentive compensation plans.
Cathy Marie Robinson
Pursuant to the employment agreement between the Company and Ms. Cathy Marie Robinson, our Senior Vice President, Chief Operations and Transformation Officer, Ms. Robinson’s employment with the Company commenced on May 12, 2014 and her employment agreement automatically renews for additional one-year terms on June 30th of each year, unless either party gives advance written notice of non-renewal. Ms. Robinson receives an annual base salary of $500,000. Ms. Robinson is eligible to receive an annual cash incentive based on a percentage of her then-current base salary (with incentive levels set at 25% threshold – 37.5% target – 50% maximum) in accordance with the terms of our Cash Incentive Plan. Ms. Robinson is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans and ong-term equity incentive compensation plans.

49 | 2019 Proxy Statement

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth unexercised and unvested share options and other share-based awards that were outstanding as of the end of Fiscal 2019 for each named executive officer:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units That Have Not Yet Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John D. Idol	128,447	—	5.00	3/25/2021	—	—	—	—
	84,219	—	62.24	6/3/2020	—	—	—	—
	89,316	—	94.45	6/2/2021	—	—	—	—
	80,703	26,901	47.10	6/15/2022	—	—	—	—
	7,252	7,251	49.88	6/15/2023	—	—	—	—
	—	61,249	67.52	6/15/2025	—	—	—	—
	—	—	—	—	64,363(4)	2,944,607	—	—
	—	—	—	—	4,571(5)	209,155	44,431	2,032,718
Michael Kors	84,219	—	62.24	6/3/2020	—	—	—	—
	89,316	—	94.45	6/2/2021	—	—	—	—
	80,703	26,901	47.10	6/15/2022	—	—	—	—
	7,252	7,251	49.88	6/15/2023	—	—	—	—
	—	61,249	67.52	6/15/2025	—	—	—	—
	—	—	—	—	64,363(4)	2,944,607	—	—
	—	—	—	—	4,571(5)	209,155	44,431	2,032,718
Thomas J. Edwards, Jr.	—	12,250	67.52	6/15/2025	—	—	—	—
	—	—	—	—	77,565(4)	3,548,599	—	—
	—	—	—	—	—	—	8,886	406,535
Pascale Meyran	23,638	—	71.66	10/1/2021	—	—	—	—
	2,511	2,510	47.10	6/15/2022	—	—	—	—
	1,813	3,626	49.88	6/15/2023	—	—	—	—
	6,455	19,363	34.68	6/15/2024	—	—	—	—
	—	8,167	67.52	6/15/2025	—	—	—	—
	—	—	—	—	29,794(4)	1,363,076	—	—
	—	—	—	—	28,238(5)	1,291,898	5,924	271,023
Cathy Marie Robinson	6,456	2,152	47.10	6/15/2022	—	—	—	—
	3,626	3,626	49.88	6/15/2023	—	—	—	—
	6,455	19,363	34.68	6/15/2024	—	—	—	—
	—	8,167	67.52	6/15/2025	—	—	—	—
	—	—	—	—	29,582(4)	1,353,377	—	—
	—	—	—	—	28,238(5)	1,291,898	5,924	271,023
  _____________________________

(1)
The share options with an exercise price of (i) $5.00 per share were granted on March 25, 2011; (ii) $62.24 per share were granted on June 3, 2013; and (ii) $94.45 per share were granted on June 2, 2014, and are immediately exercisable as of the last day of Fiscal 2019. The share options with an exercise price of (i) $47.10 per share were granted on June 15, 2015; (ii) $49.88 per share were granted on June 15, 2016; (iii) $34.68 per share were granted on June 15, 2017; and (iv) $67.52 per share were granted on June 15, 2018, and vest 25% each year over four years on each of the first four anniversaries of the date of grant.

50 | 2019 Proxy Statement

(2)
The aggregate market or payout value of unvested or unearned shares is based on $45.75, which is the closing price of the Company’s ordinary shares on the NYSE on March 29, 2019 (the last business day of Fiscal 2019).

(3)
The PRSUs will vest after three years in June 2021 based on achievement of pre-established cumulative performance goals for applicable two-year performance period (April 1, 2018 to March 28, 2020), subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. Each PRSU represents a contingent right to receive one ordinary share of the Company. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement. The number of unearned PRSUs reported in this column is based on achieving target performance goals, which represents 100% of the shares originally subject to the award.

(4)
These RSUs vest 25% each year over four years on each of the first four anniversaries of the date of grant, subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan.

(5)
Reflects PRSUs granted on June 15, 2016 and June 15, 2017 that were not yet vested but deemed earned as of the last day of Fiscal 2019. As of the last day of Fiscal 2019, the cumulative adjusted net income performance goal for the June 2016 award was achieved at 82.7% of the target performance goal and the named executive officer was entitled to 57.0% of the shares originally subject to the award, and the cumulative average adjusted operating margin rate performance goal and cumulative adjusted cash flow from operations performance goal for the June 2017 award were achieved at 117.4% and 143.8% of the applicable target performance goal, respectively, and the named executive officer was entitled to 150.0% of the shares originally subject to the award. For both of these awards, as of the last day of Fiscal 2019, the only remaining conditions to vesting were completion of the Company’s audited financials for Fiscal 2019, certification of such results by the Compensation and Talent Committee, and the named executive officer’s continued employment through the vesting date. Subsequent to the fiscal year end, the Compensation and Talent Committee certified that the performance goals were achieved at the levels specified above and the shares underlying the June 2016 award vested as of June 17, 2019. The shares underlying the June 2017 award will vest in June 2020, subject to the named executive officer’s continued employment through the vesting date, unless such executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan.

Option Exercises and Shares Vested During Fiscal 2019

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Idol	906,076	58,271,244	57,360	3,824,589
Michael Kors	387,597	20,088,441	57,360	3,824,589
Thomas J. Edwards, Jr.	—	—	20,425	1,356,220
Pascale Meyran	—	—	11,678	790,037
Cathy Marie Robinson	—	—	26,445	1,799,933
Potential Payments Upon Termination of Employment or Change in Control
The following summaries and tables describe and quantify the potential payments and benefits that would be payable to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on March 30, 2019 (the last day of Fiscal 2019). The amounts that would actually be paid to our executive officers upon a termination of employment and/or change in control will depend on the circumstances and timing of such termination or change in control.
Severance Benefits
John D. Idol
Mr. Idol’s employment agreement will terminate upon Mr. Idol’s death or “Total Disability” (as defined in his employment agreement). Mr. Idol may terminate his employment without “Good Reason” (as defined in his employment agreement) upon six months’ advance notice or with Good Reason, subject to certain notice and cure rights. We may terminate Mr. Idol’s employment for Cause (as defined in his employment agreement) upon 10 days’ advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board approving his dismissal.

51 | 2019 Proxy Statement

If Mr. Idol’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to receive a pro rata portion of his annual cash incentive (as described under “—Employment Agreements with Our Named Executive Officers—John D. Idol”) that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two times the sum of his then-current base salary and the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, cash incentives and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or has a Total Disability, in addition to the accrued benefits referenced above, Mr. Idol (or his estate, as applicable) is entitled to a pro rata portion of his cash incentive that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or Total Disability. He would also be entitled to a benefit under his whole life insurance policy (currently valued at approximately $5.0 million) and his term life insurance policy (currently valued at approximately $500,000) upon termination due to death. In the event Mr. Idol is terminated for Cause, he is not entitled to receive any compensation or benefits other than for accrued benefits.

“Good Reason” is defined in Mr. Idol’s employment agreement as:

•	the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position;

•	the Company’s failure to perform substantially any material term of his employment agreement and such failure, if curable, is not cured within 60 days after the Company receives notice of the breach;

•	Mr. Idol’s office is relocated more than 50 miles from his then-current office;

•	the employment agreement is not assumed by any successor-entity to the Company following a change in control (as defined in the Incentive Plan);

•	Mr. Idol’s duties or responsibilities are significantly reduced (and such reduction is not initiated or recommended by Mr. Idol);

•	Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for Cause, voluntary termination without Good Reason, death or Total Disability); or

•
subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so.

“Cause” is defined in Mr. Idol’s employment agreement as Mr. Idol’s:

•	gross negligence, willful misconduct or dishonesty in performing his duties;

•	conviction of a felony (other than a felony involving a traffic violation);

•	commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or

•	breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.
Mr. Idol has also agreed that during the term of his employment agreement he will not engage in or carry on any “Competitive Business” (as defined below); provided, that he may own 10% or less in a Competitive Business as a passive investor so long as he does not manage or exercise influence or control over such business. For purposes of Mr. Idol’s employment agreement, “Competitive Business” means a business which directly competes in any material respects with the Company or its parents, subsidiaries or affiliates.

52 | 2019 Proxy Statement

Pursuant to his employment agreement, to the extent permitted by law and our by-laws or other governing documents, we will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term of his employment agreement and for as long thereafter as is practicable, we agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement.
Mr. Idol has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of our proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Michael Kors
Mr. Kors’ employment agreement terminates upon his death, permanent disability or for “Cause” (as defined in his employment agreement). We cannot terminate Mr. Kors other than for Cause, and therefore, a termination of Mr. Kors’ employment by us will not result in any severance. However, if Mr. Kors dies or becomes permanently disabled, or terminates his employment under circumstances where we breached the employment agreement, he or his estate (as applicable) is entitled to a pro rata portion of his annual cash incentive that would have been payable to him in respect of the fiscal year during which the termination, death or permanent disability occurred. Assuming a termination due to death or permanent disability on March 30, 2019, or termination due to our breach of the employment agreement, Mr. Kors would have received his maximum cash incentive opportunity ($5,400,000) for Fiscal 2019. He would also be entitled to a benefit under his whole life insurance policy and term life insurance policy (valued at approximately $1,500,000) upon a termination due to death.
If Mr. Kors terminates his employment without our consent (and other than due to death or permanent disability or due to a breach by us of his employment agreement), for the remainder of his lifetime he will be an independent and exclusive design consultant for the Company for an annual fee of $1.0 million and will not compete with the Company.
As described in more detail below, notwithstanding the fact that we do not have a right to terminate Mr. Kors’ employment pursuant to his employment agreement other than for Cause, the share options and other share-based awards granted to Mr. Kors pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in Incentive Plan) that occurs within 24 months following a “change in control,” and assuming such termination were to have occurred on March 30, 2019, the value of the accelerated vesting of his unvested share-based awards would have been $5,186,441.
“Cause” is defined in his employment agreement as Mr. Kors’:

•	material breach of any material provision of his employment agreement that is not cured within 30 days of receiving notice of such breach;

•	conviction for fraud or criminal conduct adversely affecting the Company; or

•	commission of any willful, reckless or grossly negligent act which has a material adverse effect on the Company or its products, trademarks or goodwill or reputation.

53 | 2019 Proxy Statement

Pursuant to his employment agreement, we will indemnify Mr. Kors and hold him harmless to the maximum extent permitted by applicable law, against liabilities, costs, and expenses incurred in connection with any action, suit, claim or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or any of its affiliates, but not for any acts taken in bad faith or in breach of his duty of loyalty to the Company under applicable law. Such rights may not be less favorable than any indemnification and hold harmless rights provided by us to any senior executive of the Company. These provisions survive the termination of his employment agreement.

Under his employment agreement, Mr. Kors retains creative and aesthetic control over the products produced and sold under the MICHAEL KORS trademarks and related marks, including exclusive control of the design of such products (so long as the exercise of such control is commercially reasonable). All intellectual property created by or at Mr. Kors’ direction in the course of his employment is the exclusive property of the Company. Mr. Kors remains obligated to maintain the confidentiality of our proprietary information.
We have agreed not to enter into any new line of business with respect to the Michael Kors brand without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to our trademarks. Mr. Kors may not render services to any other persons or compete with the Company’s business (except for charitable activities not inconsistent with the intent of his employment agreement and literary, theatrical and artistic activities not detrimental to our trademarks).
Thomas J. Edwards, Jr.
Mr. Edwards’ employment agreement continues until it is terminated in accordance with its terms.
If Mr. Edwards’ employment is terminated by us without “Cause” (as defined in his employment agreement) or by Mr. Edwards for “Good Reason” (as defined in his employment agreement), he will be entitled to receive severance pay equal to one year of his then-current base salary, payable in equal installments over such one-year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.
“Good Reason” is defined in Mr. Edwards’ employment agreement as a significant reduction of his duties or responsibilities relating to the position of Chief Financial Officer, except with respect to any Company action initiated or recommended by him and approved by the Board, or a material breach by the Company of its obligations under his employment agreement, in each case, that it has failed to cure (as determined by the Company acting in good faith) within thirty (30) days following notice.
“Cause” is defined in Mr. Edwards’ employment agreement as Mr. Edwards’:

•	material breach of his obligations under his employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform his duties under his employment agreement for at least five days following notice from the Company;

•
gross negligence, willful misconduct or dishonesty in performing his duties or with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or his conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

54 | 2019 Proxy Statement

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs his ability to perform his duties under his employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Edwards is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Edwards has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Pascale Meyran
Ms. Meyran’s employment agreement continues until it is terminated in accordance with its terms.
If Ms. Meyran’s employment is terminated by us without “Cause” (as defined in her employment agreement) or by Ms. Meyran for “Good Reason” (as defined in her employment agreement), she will be entitled to receive severance pay equal to one year of her then-current base salary, payable in equal installments over such one-year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims.
“Good Reason” is defined in Ms. Meyran’s employment agreement as a material breach by the Company of its obligations under her employment agreement that is not cured within 30 days following notice of such breach.
“Cause” is defined in Ms. Meyran’s employment agreement as Ms. Meyran’s:

•	material breach of her obligations under her employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform her duties under her employment agreement for at least five days following notice from the Company;

•	misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs her ability to perform her duties under her employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Meyran is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Meyran has also agreed not to compete with us for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

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Cathy Marie Robinson
Ms. Robinson’s employment agreement continues until it is terminated in accordance with its terms.
If Ms. Robinson’s employment is terminated by us without “Cause” (as defined in her employment agreement) or by Ms. Robinson for “Good Reason” (as defined in her employment agreement), she will be entitled to receive severance pay equal to one year of her then current base salary, payable in equal installments over such one year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims.
“Good Reason” is defined in Ms. Robinson’s employment agreement as a material breach by the Company of its obligations under her employment agreement that is not cured within 30 days following notice of such breach.
“Cause” is defined in Ms. Robinson’s employment agreement as Ms. Robinson’s:

•	material breach of her obligations under her employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform her duties under her employment agreement for at least five days following notice from the Company;

•	misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs her ability to perform her duties under her employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Robinson is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Robinson has also agreed not to compete with us for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

56 | 2019 Proxy Statement

Change in Control Benefits
We do not provide our named executive officers with any single-trigger change in control payments or benefits unless, in the event of a change in control, the successor corporation does not assume the awards issued under the Incentive Plan or the obligations under the applicable employment agreement. If a change in control were to have occurred on March 30, 2019, and none of our named executive officers were terminated, there would have been no payments due to our named executive officers under any of our Incentive Plan or their respective employment agreements. Each named executive officer’s share options and other share-based awards granted pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in the Incentive Plan) that occurs within 24 months following a “change in control.” A “change in control” is generally defined in the Incentive Plan and/or the executive’s employment agreement as:

•	during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board;

•	the acquisition by a third party of securities representing 30% or more of the voting power of the Company;

•
the consummation of a merger, consolidation or similar corporate transaction that requires approval of the Company’s shareholders, unless: (i) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (ii) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (iii) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction; or

•	the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.
No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the Code, or any other U.S. federal, state or local income tax.

Treatment of Long-Term Equity Incentives Upon Termination or Change in Control
In general, unless stated otherwise in an employment agreement, the share options and other share-based awards granted to our named executive officers under the Incentive Plan would have been treated as follows in the event of termination or change in control in Fiscal 2019:

57 | 2019 Proxy Statement

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (No Grounds for Company to Terminate for Cause)	Unvested share options, RSUs and PRSUs are forfeited Vested share options are exercisable for 30 days following termination

By Company without Cause	Unvested share options, RSUs and PRSUs are forfeited Vested share options are exercisable for 90 days following termination

By Company for Cause	Vested but unexercised share options and unvested share options are forfeited and unvested RSUs and PRSUs are forfeited

Death or Disability
All unvested share options and RSUs will vest in full and unvested PRSUs will vest at target

Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability (or, if earlier, the expiration date set forth in the applicable award agreement)

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive with Good Reason
Vesting of unvested share options will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)

Unvested restricted shares/units will fully vest and all restrictions, limitations and conditions will lapse

Unvested PRSUs will be earned and payable based on achievement of performance goals or based on target performance and all restrictions, limitations and conditions will lapse

Change in Control without Termination	There is no single-trigger accelerated vesting of any awards issued to date, except for single trigger vesting of awards if the successor corporation does not assume awards
In addition, if a named executive officer retires from the Company at the age of at least 60 years old and having completed at least 10 years of service with the Company or any of its subsidiaries, such executive will continue to vest in all outstanding equity awards on the vesting schedule set forth in the applicable award agreement, including with respect to PRSUs, which vest at the end of the performance period on a pro rata basis based on the number of completed months worked during the performance period. Share options remain exercisable for four years following retirement (or, if earlier, the expiration date set forth in the applicable award agreement).
Potential Payments Upon Termination of Employment and Change in Control Table
The Potential Payments Upon Termination of Employment and Change in Control Table sets forth the estimated payments and benefits that would be due to each of the named executive officers in the event of a termination of employment or change in control of the Company as of March 30, 2019 (the last day of Fiscal 2019). These estimates are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing.
Mr. Kors has been omitted from this table because Mr. Kors may not be terminated by us other than for “Cause” (as defined in his employment agreement) and any termination by us will not result in any severance benefits payable to him. Please see the discussion above under “—Severance Benefits—Michael Kors” and under “—Treatment of Long-Term Equity Incentives Upon Termination or Change in Control” for the estimated amounts that would be payable to him in certain termination scenarios.
Regardless of the reason for a named executive officer’s termination of employment, he or she may be entitled to receive certain other amounts or accrued benefits, including unused vacation pay, any vested balance in his or her 401(k) plan and the ability to convert individual life insurance.

58 | 2019 Proxy Statement

Name	Benefit	By the Company Without Cause/By the Executive for Good Reason($)	Termination By the Company Without Cause/By the Executive for Good Reason on or within 24 months following a Change in Control($)
John D. Idol	Cash Severance(1)	15,700,000	15,700,000
	Plan Benefits	—	—
	Share Options(2)	—	—
	Restricted Shares/Units(3)	—	5,186,441
	Total	15,700,000	20,886,441
Thomas J. Edwards, Jr.	Cash Severance(4)	800,000	800,000
	Plan Benefits(5)	7,917	7,917
	Share Options(2)	—	—
	Restricted Shares/Units(3)	—	3,955,133
	Total	807,917	4,763,050
Pascale Meyran	Cash Severance(4)	500,000	500,000
	Plan Benefits(5)	13,643	13,643
	Share Options(2)	—	214,348
	Restricted Shares/Units(3)	—	2,925,996
	Total	513,643	3,653,987
Cathy Marie Robinson	Cash Severance(4)	500,000	500,000
	Plan Benefits(5)	13,615	13,615
	Share Options(2)	—	214,348
	Restricted Shares/Units(3)	—	2,916,297
	Total	513,615	3,644,260
______________________________

(1)
Reflects severance pay equal to two times the sum of his then-current base salary and the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year (Fiscal 2018), payable in a single lump sum within 30 days following the date of termination. Because termination is assumed to have occurred on the last day of Fiscal 2019, the amounts presented in this row assume all accrued obligations under Mr. Idol’s employment agreement and any annual cash incentive for Fiscal 2019 have been paid.

(2)
Represents the market value as of the last day of Fiscal 2019 of unvested share options that will become fully vested and exercisable upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan.

(3)
Represents the value of unvested RSUs and unearned PRSUs that will become fully vested or earned upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan. The payout for unearned PRSUs reflected in this row is based on achieving target performance goals and represents the market value as of the last trading day of Fiscal 2019.

(4)	Reflects severance pay equal to one year of executive’s then-current base salary payable in equal installments over a one-year period consistent with our payroll practices.

(5)	Reflects the cost of continuation of medical and insurance benefits for one year.

CEO PAY RATIO
We are a global luxury fashion group operating in three principal geographic markets: the Americas (including North America, Latin America and the Caribbean), Europe and Asia. For countries that were in-scope, Jimmy Choo and Michael Kors employed approximately 15,318 employees as of the end of Fiscal 2019, consisting of approximately 8,754 full-time employees and approximately 6,564 part-time employees. Approximately 13,093 of these employees are engaged in retail selling or administrative positions. Presented below is the ratio of the annual total compensation paid to John D. Idol, our Chief Executive Officer, in Fiscal 2019 to the annual total compensation of our median employee, excluding Mr. Idol’s compensation. This ratio is a reasonable estimate calculated in compliance with Item 402(u) of Regulation S-K of the Securities Act.
Methodology
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” were as follows:

59 | 2019 Proxy Statement

•	We included Michael Kors and Jimmy Choo employees but excluded Versace employees in accordance with the pay ratio disclosure rules.

•	We selected February 1, 2019 as the date on which to determine our median employee.

•
We relied on the de minimis exemption provided for under the pay ratio disclosure rules which permit us to exclude non-U.S. employees constituting less than 5% of the total employee population from the median employee calculation.

◦
We excluded 685 employees (representing approximately 4.6% of our total employee population, excluding the CEO, as of February 1, 2019) from 13 countries as follows: 4 employees in Finland, 10 employees in Latvia, 10 employees in Lithuania, 10 employees in Malaysia, 11 employees in Romania, 24 employees in Hungary, 28 employees in the Czech Republic, 45 employees in Sweden, 61 employees in Portugal, 62 employees in Poland, 82 employees in Taiwan, 95 employees in Austria and 243 employees in Korea.

•
We analyzed the actual total earnings compiled from our payroll records for the one-year period ending December 31, 2018 to determine the median employee. Actual earnings included base pay, overtime compensation, bonuses and other incentive pay (including commissions, fringe benefits and 401(k) match).

◦	We annualized the compensation of the employees who were hired during the applicable period, but who did not work for us during the entire 12 months.

◦	We did not make any cost-of-living adjustments to adjust for employees living outside of New York City.

◦	For employees in foreign jurisdictions, we converted amounts paid in local currencies to U.S. dollars using the exchange rate as of February 1, 2019.
Calculation

•	We determined that our median employee was a part-time, hourly retail sales associate located in the United States.

•	The estimated annual total compensation for our median employee was $25,700.

•	Fiscal 2019 annual total compensation for our Chief Executive Officer as set forth in the Summary Compensation Table was $14,354,013.

•	The estimated ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for Fiscal 2019 was 558 to 1.
DIRECTOR COMPENSATION
Director Compensation Generally
Non-employee directors receive annual cash compensation comprised primarily of an annual cash retainer (including additional cash retainers for the Lead Director and committee Chairs) and additional cash compensation for committee service. For Fiscal 2019, annual cash compensation for our non-employee directors was as follows:

60 | 2019 Proxy Statement

Annual Retainer	$90,000
Additional Retainers
Lead Director	$40,000
Audit Committee Chair	$30,000
Compensation and Talent Committee Chair	$25,000
Governance, Nominating and Corporate Social Responsibility Committee Chair	$25,000
Committee Service	$12,500 per committee
Travel Fee	$3,000 per intercontinental trip to Board meeting
Directors who are employees receive no additional compensation for their services as directors. A portion of John D. Idol’s annual base salary, equal to one-fourth of the amount of the annual retainer and meeting fees paid to the Company’s independent directors, is payable to him by the Company on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of the Company. This is not additional compensation for Mr. Idol and is merely an allocation of salary from the U.S. entity that employs him to the Company for his services as a director of the Company.
In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of RSUs under our Incentive Plan with a fair value at the time of grant equal to approximately $150,000, which generally cliff vests on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant. Non-employee directors may defer settlement of the RSUs beyond the vesting date in accordance with Section 409A of the Code. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. Any non-employee director appointed to our Board subsequent to the date of the annual meeting of shareholders is granted, on the date of such appointment, a pro rata portion of the annual equity grant based on the time between the director’s date of appointment and the next annual meeting of shareholders.
Our directors are permitted to use the Company aircraft to travel to and from Board and committee meetings, and we reimburse our non-employee directors for reasonable travel and other related expenses in connection with such meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

Director Compensation Table
The following table sets forth the amount of compensation earned by each of our non-employee directors for service on our Board during Fiscal 2019:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	Total ($)
M. William Benedetto	167,000	149,999	316,999
Robin Freestone	145,000	149,999	294,999
Judy Gibbons	115,000	149,999	264,999
Ann Korologos	149,000	149,999	298,999
Stephen F. Reitman	124,000	149,999	273,999
Jane Thompson	115,000	149,999	264,999
Jean Tomlin	140,000	149,999	289,999

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  _____________________________________

(1)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2019.

(2)
These RSUs generally vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant, but settlement may be deferred in accordance with Section 409A of the Code.

Director Share Ownership Guidelines
We have share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times the annual cash retainer for directors within five years from the date such non-employee director is appointed to the Board.
Independent Director Share Ownership at Fiscal Year End
As of the end of Fiscal 2019, each non-employee director held ordinary shares and/or RSUs in accordance with our share ownership guidelines as follows:

Name	Ordinary Shares	Meets Guidelines
M. William Benedetto	17,789	✓
Robin Freestone	3,509	✗(1)
Judy Gibbons	18,413	✓
Ann Korologos	13,881	✓
Stephen F. Reitman	12,095	✓
Jane Thompson	8,540	✓
Jean Tomlin	9,536	✓
_______________________
(1) Has until November 4, 2021 to meet guidelines.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the proxy statement for the 2019 Annual Meeting of Shareholders.”

62 | 2019 Proxy Statement

Vote Required and Board Recommendation
Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.
Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL NO. 4
NON-BINDING ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote to approve executive compensation, the Company is seeking a non-binding resolution from shareholders as to how often they believe the advisory vote to approve executive compensation should be held in the future. When this advisory vote was last held in 2013, shareholders indicated a preference to hold the advisory vote to approve executive compensation each year and the Board implemented this standard.

The Board continues to believe that an annual advisory vote to approve executive compensation is the most appropriate policy for our shareholders and the Company. Although the Company’s executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. An annual vote provides shareholders with the opportunity to express their views on a regular basis and provides more immediate feedback on the Company’s executive compensation practices as disclosed in its annual proxy statement.

Vote Required and Board Recommendation

Generally, the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy, is required to approve matters presented to our shareholders. The vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers is not binding on the Board or the Company. Even though this vote is not binding and advisory in nature, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held. If none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency approved by the shareholders.

Our Board of Directors unanimously recommends that you vote for “ONE YEAR” as the frequency with which future advisory votes on executive compensation are held by the Company.

63 | 2019 Proxy Statement

PROPOSALS OF SHAREHOLDERS FOR THE 2020 ANNUAL MEETING
We currently intend to hold our 2020 Annual Meeting of Shareholders in July 2020. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2020 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than February 18, 2020. Assuming that the 2020 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2019 Annual Meeting, shareholders who intend to present a proposal at the 2020 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us with notice of such proposal or nomination no later than May 3, 2020 or earlier than April 3, 2020. In the event that the date of the 2020 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2020 Annual Meeting of Shareholders or the 10th day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2020 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 69, 70 and 71 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.
OTHER MATTERS
Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2019, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Resources page of the Company’s website at www.capriholdings.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on our website.

64 | 2019 Proxy Statement

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the other proxy materials provided herewith contain forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this proxy statement and the other proxy materials provided herewith are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (File No. 001-35368), filed on May 29, 2019 with the SEC.
YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.
By Order of the Board of Directors
John D. Idol
Chairman and Chief Executive Officer

London, United Kingdom
June 18, 2019

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ANNEX A

NON-GAAP RECONCILIATIONS OF REPORTED TO ADJUSTED MEASURES, EXCLUDING LONG-LIVED ASSET IMPAIRMENTS, RESTRUCTURING AND OTHER CHARGES, INVENTORY STEP-UP RELATED TO VERSACE AND JIMMY CHOO ACQUISITIONS, FOREIGN CURRENCY EFFECTS RELATED TO VERSACE ACQUISITION AND ERP IMPLEMENTATION COSTS

(In millions, except share and per share data)

(Unaudited)

	Fiscal Year Ended March 30, 2019						
	As Reported	Impairment Charges	Restructuring and Other Charges[1]	Inventory Step-up Adjustment	Acquisition Foreign Currency Effects	ERP Implementation	As Adjusted
Gross profit	$ 3,180	$ —	$ —	$ 11	$ —	$ —	$ 3,191
Total operating expenses	$ 2,445	$ (21)	$ (124)	$ —	$ —	$ (1)	$ 2,299
Versace operating loss	$ (11)	$ —	$ —	$ 5	$ —	$ —	$ (6)
Jimmy Choo operating income	$ 20	$ —	$ —	$ 6	$ —	$ —	$ 26
Total income from operations	$ 735	$ 21	$ 124	$ 11	$ —	$ 1	$ 892
Foreign currency loss	$ 80	$ —	$ —	$ —	$ (72)	$ —	$ 8
Income before provision for income taxes	$ 621	$ 21	$ 124	$ 11	$ 72	$ 1	$ 850
Provision for income taxes	$ 79	$ 4	$ 14	$ 2	$ (1)	$ —	$ 98
Net income attributable to Capri	$ 543	$ 17	$ 110	$ 9	$ 73	$ 1	$ 753
Diluted net income per ordinary share - Capri	$ 3.58	$ 0.11	$ 0.73	$ 0.06	$ 0.48	$ 0.01	$ 4.97

(1) Includes store closure costs recorded in connection with the Michael Kors Retail Fleet Optimization Plan and other restructuring initiatives, and transaction and transition costs recorded in connection with the acquisitions of Gianni Versace S.r.l and Jimmy Choo Group Limited.

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NON-GAAP RECONCILIATIONS OF REPORTED TO ADJUSTED MEASURES, EXCLUDING LONG-LIVED ASSET IMPAIRMENTS, RESTRUCTURING AND OTHER CHARGES, INVENTORY STEP-UP RELATED TO JIMMY CHOO ACQUISITION, AND DERIVATIVE CONTRACT RELATED TO ACQUISITION OF JIMMY CHOO
(In millions, except share and per share data)
(Unaudited)

	Fiscal Year Ended March 31, 2018					
	As Reported	Impairment Charges	Restructuring and Other Charges[1]	Inventory Step-up Adjustment	Acquisition Price Derivative Contract	As Adjusted
Gross profit	$ 2,859	$ —	$ —	$ 4	$ —	$ 2,863
Total operating expenses	$ 2,110	$ (33)	$ (102)	$ —	$ —	$ 1,975
Jimmy Choo operating income	$ (4)	$ —	$ —	$ 4	$ —	$ —
Total income from operations	$ 749	$ 33	$ 102	$ 4	$ —	$ 888
Foreign currency gain	$ (13)	$ —	$ —	$ —	$ 5	$ (8)
Income before provision for income taxes	$ 742	$ 33	$ 102	$ 4	$ (5)	$ 876
Provision for income taxes	$ 150	$ 7	$ 18	$ 1	$ (1)	$ 175
Net income attributable to Capri	$ 592	$ 26	$ 84	$ 3	$ (4)	$ 701
Diluted net income per ordinary share - Capri	$ 3.82	$ 0.17	$ 0.54	$ 0.02	$ (0.03)	$ 4.52

(1) Includes store closure costs recorded in connection with the Michael Kors Retail Fleet Optimization Plan, as well as transaction and transition costs recorded in connection with the acquisition of Jimmy Choo Group Limited.

67 | 2019 Proxy Statement

CAPRI
HOLDINGS LIMITED

33 KINGSWAY
LONDON WC2B 6UF
UNITED KINGDOM

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VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E81496-P26921

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAPRI
HOLDINGS LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Judy Gibbons	☐	☐	☐
1b. Jane Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. To approve, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E81497-P26921

CAPRI
HOLDINGS LIMITED

Annual Meeting of Shareholders
August 1, 2019 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol, Thomas J. Edwards and Krista A. McDonough, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary shares of CAPRI HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, local time on August 1, 2019, at Baker & McKenzie LLP, 100 New Bridge Street, London, United Kingdom 6JA EC4V, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side